Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED.
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED IS OMITTED AND MARKED WITH “*****” OR OTHERWISE
CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS
ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

JOINT DEVELOPMENT AND LICENSE AGREEMENT

Between

Laboratoires Mayoly Spindler SAS

and

Proteabio Europe SAS

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Contents

Clause Page

1.	Definitions

2.	Purpose of the Agreement

3.	Grant of licenses and sub-licenses in connection with the Development Program

4.	Contributions of the Parties to the Development Program

5.	Project management

6.	Timelines

7.	Off project licenses

8.	Right of Withdrawal

9.	Royalties

10.	Payments, records and audits

11.	Confidentiality

12.	Technology and Patent Rights

13.	Representations, warranties, covenants

14.	Indemnification, insurance

15.	Term, termination

16.	Governing law and dispute resolution

17.	Miscellaneous

Exhibit A - Assigned Territories

Exhibit B - Core Program[

Exhibit C - Program Budget for the period 2009 - 2019

Exhibit D - Restricted entities

Exhibit E - Form of balance statement of Shared Costs

Exhibit F - Deduction of development costs (example)

Exhibit G - Reciprocal License Agreement

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This Joint Development and License Agreement (the "Agreement") becomes effective as of 1 January 2014 (the "Effective Date"), by and between:

Laboratoires Mayoly Spindler ("LMS"), a corporation created and organized under French laws, identified at the SIREN under number 709 807 408 RCS Versailles, having its registered office at 6 avenue de l'Europe, 78401 Chatou, France,

And

Proteabio Europe ("Protea"), a corporation created and organized under French laws, identified at the SIREN under number 508 757 630 RCS Nîmes, having its registered office at 290 chemin de Saint Dionisy- Jardin des Entreprises, 30980 Langlade, France,

Each of LMS and Protea are referred to herein as a "Party" and collectively as the "Parties".

RECITALS

A.	LMS, Protea and Protea Biosciences, Inc. entered into a Joint Research and Development Agreement dated March 22, 2010.

B.
LMS, Protea and Protea Biosciences, Inc. have decided to change the allocation of costs regarding the Development Program (as defined hereafter) pursuant to which Protea will make the majority investment in this program, subject to Protea holding the rights to manage this program. This change impacts multiple aspects of the contractual relationship between the Parties.

C.
In this context, LMS, Protea and Protea Biosciences, Inc. desire to terminate, in its entirety, the March 22, 2010 Joint Research and Development Agreement and replace it in its entirety with this Agreement which shall set out the terms and conditions of the Development Program and clarify the terms under which Protea benefits from license rights to carry out separate development, manufacturing and marketing activities in relation to human pharmaceutical medicine or nutraceutical products utilizing the Active Ingredient (as defined hereafter).

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

"Active Ingredient" means any lipase produced by the "yarrowia lipolytica recombinant strain with 6 copies of the lip2 gene permitting to overexpress the acid resistant Yarrovia Lipolitica LIP2 lipase". This strain has been deposited in 2005 at CNCM (Collection Nationale de Culture de Microorganismes) under the reference number I-3542.

"Affiliate" is to be interpreted as follows:

-
an "Affiliate" of LMS is any corporation or other entity that is controlled, directly or indirectly, by Scorpius SAS, with its registered office located at 55 rue Jouffroy d’Abbans, 75017 PARIS, and registered under number 384 617 692 RCS Paris; and

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-	an "Affiliate" of Protea means any corporation or other entity which, directly or indirectly:

(a)      controls Protea, or

(b)      is controlled by the corporation or other entity referred to in (a) above

A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

"API" means the active pharmaceutical ingredient.

"Applicable Laws" means any laws, treaties, statutes, ordinances, judgments, decrees, directives, rules, injunctions, writs, regulations, binding arbitration rulings, orders, judicial or administrative interpretations or authorization of, any Government Authority relevant to the manufacture, distribution, promotion, marketing, handling, storage and/or sale of the Product or a Side Product, and to any other matters set forth in this Agreement.

"Assigned Tasks" means the tasks assigned to each Party under the Development Program, as may be amended from time to time by the Review Committee.

"Assigned Territory" means the geographical area assigned for the development, use, manufacturing and Commercialization of the Product and the Side Product, as set forth in Exhibit A, which identifies:

(a)	the Assigned Territory assigned exclusively to a Party, namely "Protea Assigned Territory" and "LMS Assigned Territory"; and

(b)	the Joint Assigned Territory.

"Background" means Technology, Patents, and Patent Rights owned or Controlled by a Party as of the Effective Date. For the avoidance of doubt, "Foreground" generated under the March 22, 2010 Joint Research and Development Agreement is deemed to be Foreground (and not Background) under this Agreement.

"Caller Request" has the meaning given in Section 12.4.2(c).

"Commercialization" and "Commercialize" mean any and all activities, excluding development and manufacturing, necessary or desirable to realize commercial sales of a Product or Side Product in accordance with Applicable Laws, including using, distributing, importing, transporting, customs clearance, export, warehousing, packing, handling and delivering to customers, as well as offering for sale and sales, marketing, promoting and reimbursement related activities, including booking sales.

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"Confidential Information" has the meaning given in Section 11.1.

"Control" or "Controlled" means, with respect to any intellectual property right or other tangible or intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

"Core Program" means the core elements setting out the framework for the Development Program and identified in Exhibit B.

“Cost of Goods Sold” or “COGS” means the direct and indirect costs, which are reasonable and necessary, incurred in manufacturing the Product or the Side Product (as applicable) for sale in the relevant Assigned Territory, in accordance with generally accepted accounting principles (“GAAP”) applied and consistent with general industry practice.

"Development Program" means the development by the Parties (non-clinical, pharmaceutical and clinical development) of the Active Ingredient in various pharmaceutical dosage forms for the Field in order to obtain the necessary Marketing Authorizations for the Product in the Assigned Territories.

"EU MA" has the meaning given in Section 6.2.

"Field" means the treatment of a patient population suffering from exocrine pancreatic insufficiency in chronic pancreatitis and/or cystic fibrosis.

"Force Majeure Event" has the meaning given in Section 17.2.2.

"Foreground" means any Technology and Patent Rights that are discovered, made or conceived as a result of the carrying out of the Development Program and which are not Background or Sideground.

"Government Authority" means any governmental department, commission, entity, board, bureau, agency, administration, court or other instrumentality of any country in each of the Assigned Territories, including federal, state, district or commonwealth thereof, any foreign government or any jurisdiction, municipality or other political subdivision thereof.

“Gross Profit Margin” means the remainder, if any, that results from Net Sales in the relevant Assigned Territory minus Cost of Goods Sold.

"Gross Sales" means, with respect to a Party, the invoice value of sales of Products or Side Products (as applicable, and excluding freight, insurance costs, taxes, duties and levies) by such Party, its Affiliates or sublicensees of such Party or of its Affiliates, to a customer (such as a wholesaler or retailer). Sale to an Affiliate of a Party, or a sublicensee of a Party or of its Affiliates shall not constitute a Gross Sale.

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"Intellectual Property" means all patents (including the Patents), copyrights, trademarks, service marks, service names, or trade names, including any applications or registrations for any of the foregoing, or extensions, renewals, continuations, continuations in part, divisionals, reexaminations, or re-issues thereof, or amendments or modifications thereto, brandmarks, brand names, trade dress, labels, logos, know-how (including the Know-How), show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, third-party licenses, and any similar type of proprietary intellectual property right vesting in the owner and/or licensee thereof pursuant to the Applicable Laws or regulations of any relevant jurisdiction or under any applicable license or contract, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.

"Know-How" means any and all methods, devices, technology, trade secrets, inventions, compositions, designs, formulae, know-how, show-how, technical and training manuals and documentation and other information, including processes and analytical methodologies used in development, testing, analysis and manufacture, and medical, clinical and toxicological testing as well as other scientific data, which is related to, made, developed, conceived, and/or used in connection with the Development Program, the Active Ingredient, the Product, or any ingredient thereof, and/or the formulation, development, registration, manufacture, packaging, labeling, import, export, receipt, shipment, storage, use, pricing or sale of the Product.

"LMS IP" means any Background and Sideground owned and/or Controlled by LMS (other than the Patent(s)).

"Major EU Country" has the meaning given in Section 6.2.

"Marketing Authorization" means the technical, medical and scientific licenses, registrations, authorizations and/or approvals for the manufacture and/or marketing of the Product, or a Side Product, granted by any relevant Governmental Authority in any Assigned Territory.

"Needed" in respect of a license granted hereunder means "technically essential" and a license is "Needed" if, without the grant of such right:

(a)	carrying out the obligations assigned to the recipient Party under this Agreement would be impossible, significantly delayed, or require significant additional financial or human resources; or

(b)	the use of its own Foreground by the recipient Party would be technically or/and legally impossible.

“Net Sales” means, with respect to a Party (i.e. "Protea Net Sales" or  "LMS Net Sales"), such Party's Gross Sales less all normal and customary discounts (such as trade, quantity, cash or other discounts), rebates, refunds, credits, wholesaler allowances, shelf stock adjustments, chargebacks, returns, and any other gross to net allowances consistent with GAAP.

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"Off Project Product License" has the meaning given in 12.4.2(c).

"Patent(s)" means any patent granted in any portion of the Assigned Territories that claim the benefit of priority of any of the following applications filed by LMS and/or Institut National de la Recherche Agronomique ("INRA") and Centre National de la Recherche (“CNRS”):

(c)
International patent application number PCT/FR2006/001352, entitled "Method for producing  lipase, transformed Yarrowia lipolytica," capable of producing said lipase and their uses," and published under WO 2007/144475;

(d)	International patent application number PCT/FR00/001148, entitled "Cloning and expressing an acid-resistant extracellular lipase of Yarrowia lipolytica," and published under WO 01/83773;

(e)	International patent application number PCT/FR99/02079, entitled "Method for non-homologous transformation of Yarrowia lipolytica"; and

(f)	French Application Serial No. 9810900 filed on September 1, 1998, in France.

The Parties acknowledge that patents issuing from national stage applications based on PCT/FR2006/001352 and PCT/FR00/01148 are dependent on the patents issued to INRA and CNRS entitled, "Method for non-homologous transformation of Yarrowia lipolytica," filed on September 1, 1998, in France, and issuing from national stage applications based on application number PCT/FR99/02079.

On February 2, 2006, LMS and INRA TRANSFERT, as representative for INRA and CNRS, signed a reciprocal license agreement entitled "Accord d'exploitation et de licences croisées" (hereafter the "Reciprocal License Agreement," a copy of which is attached hereto at Exhibit G). LMS and INRA/CNRS patents are defined in the reciprocal license agreement as "INRA-CNRS/LMS Technology."

The Parties acknowledge that PCT/FR2006/001352 is a continuation of the "INRA-CNRS/LMS Technology" and that LMS must comply with the terms of the Reciprocal License Agreement.

By a letter signed on 6 June 2014, INRA TRANSFERT has agreed to the sublicenses granted to Protea by LMS under the present Agreement, and in particular under Sections 3.1, 7.1 and 12.4.

"Patent Period" means the life of any patent(s) owned, licensed or controlled by LMS that was granted from a national stage application based on pct/fr2006/001352. For purposes of clarity, the Patent Period shall end, on a country by country basis, after such patent(s) and/or any supplementary protection certificate relating to such patent(s), have expired or otherwise been declared invalid and/or unenforceable by a court, tribunal, or other agency of competent jurisdiction in each of the countries where the patent was applied for and/or granted.

"Patent Rights" means patents, patent applications, certificates of invention, or applications for certificates of invention, together with any extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, re-examinations, renewals, and foreign counterparts thereof.

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"Product" means any human pharmaceutical medicine or nutraceutical product in the Field and utilizing the Active Ingredient.

“Program Budget” has the meaning given in Section 4.2.1(a).

"Protea IP" means Background and Sideground owned and/or Controlled by Protea.

"Reciprocal License Agreement" has the meaning given in the definition of "Patent(s)".

"Sideground" means Technology and Patent Rights made or conceived as a result of projects carried out separately from the Development Program after the Effective Date, regardless of whether they are a consequence (including improvement) of work carried out under the Development Program.

"Side Product" means any human pharmaceutical medicine or nutraceutical product, outside the Field, utilizing the Active Ingredient.

"Shared Costs" means those costs that will be subject to the contribution provisions set forth in Section 4.2. Such costs shall include only the following costs and charges, net any and all grants or subsidies related to any of the foregoing expenses, including, for example, French Crédit d'Impôt Recherche and any other equivalent grant (be it in the USA or in France):

-	all external expenses related to the Development Program, including:

●	costs and expenses associated with conducting development activities;

●	expenses for all clinical, pre-clinical and pharmaceutical activities (including production of API and formulation);

●	consulting expenses and vendor costs directly related to the Development Program;

●
intellectual property expenses paid in connection for the filing and prosecution of patents stemming from patent applications filed after the Effective Date, except expenses incurred as from entering into national examination phase;

●
license fees paid in connection with any patents owned and/or controlled by Third Parties for which a license or other authorization is necessary for the development (with the exception of any royalties, fees and expenses incurred by LMS in connection with the Patents);

●	costs associated with external dedicated personnel directly involved in the Development Program;

●	legal costs (other than expenses relating to intellectual property referred to above) involved in carrying out the Development Program, up to 20,000€, excl. tax, per year;

●	insurance expenses involved in carrying out the Development Program; and

-	any other items contemplated in the Program Budget.

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"Stage 1", and "Stage 2" have the meaning given in Section 6.2.

"Technology" means inventions, trade secrets, Know-How, data and Intellectual Property, of any kind, including any proprietary materials (such as the "yarrowia lipolytica recombinant strain with 6 copies of the lip2 gene permitting to overexpress the acid resistant Yarrovia Lipolitica LIP2 lipase"), compounds, reagents, techniques, analytical methodology, or processes that are not included in Patent Rights.

“Term” means the period running until expiry of the legal protection of the Technology and Patent Rights licensed under this Agreement by each Party to the others, i.e. the latest of any of the following dates: the date of expiry of (i) the Patent Period, (ii) the duration of any other patent licensed under this Agreement, or (iii) the duration of the legal protection of any intellectual property right licensed under this Agreement or (iv) any data exclusivity period applicable to data licensed by a Party to another under this Agreement.

"Third Party" means any entity other than Protea, LMS, or their Affiliates.

"Withdrawal" has the meaning given in Section 8.1.

1.2	In this Agreement:

(a)	reference to Sections or Exhibits are to the sections and exhibits of this Agreement;

(b)	all references to the words 'include' and 'including' shall be construed without limitation;

(c)	a reference to writing or written includes faxes and e-mail;

(d)	"day" means calendar day, "month" means a calendar month, "year" means a period of 365 days except in the case of a leap year which shall mean a period of 366 days;

(e)
any standards, regulations, codes stated in any part of this Agreement shall be interpreted as the latest version, on the Effective Date, of the said standard, regulation, code etc., unless stated otherwise.

2.	Purpose of the Agreement

The subject matter of this Agreement is:

(a)	with regard to the Development Program, to:

(i)	determine the Parties' respective rights and obligations with regard to the carrying out of the Development Program;

(ii)	organize the management of the Development Program; and

(iii)	set out the rules applicable to intellectual property rights deriving from the Development Program, and the principles for the manufacturing and marketing of any Product; and

(b)
with regard to any Products not developed under the Development Program and Side Products, to determine the Parties' respective rights and obligations with regard to the development, the manufacturing and marketing of such Products and Side Products.

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3.	Grant of licenses and sub-licenses in connection with the Development Program

3.1	Licenses and sub-licenses granted by LMS

3.1.1	LMS License

(a)	LMS hereby grants to Protea and its Affiliates an irrevocable right and license to the Patents and any LMS IP:

(i)	to the extent Needed under the Development Program to develop and use any Products; and

(ii)	to the extent Needed to manufacture any Products developed under the Development Program; and

(iii)	to the extent Needed to Commercialize any Products developed under the Development Program;

hereafter referred to as the "LMS License".

(b)	The LMS License shall be:

(i)	exclusive (even as to LMS) for the Protea Assigned Territory, except that LMS shall be entitled to grant licenses to the Patents and the LMS IP in the Protea Assigned Territory in connection with:

(1)
pre-clinical, pharmaceutical and manufacturing processes development work contracted with entities located in the Protea Assigned Territory. For the avoidance of doubt, LMS cannot license the Patents and the LMS IP to any other entity than Protea to carry out clinical development work in the Protea Assigned Territory in the Field; and

(2)
manufacturing of Products, developed under the Development Program, contracted with entities located in the Protea Assigned Territory, provided that such Products are manufactured solely for the purpose of being sold outside of the Protea Assigned Territory.

(ii)	non exclusive for:

(1)	the Joint Assigned Territory; and

(2)	the LMS Assigned Territory, but only to the extent permitting Protea to:

-	carry out pre-clinical, clinical, pharmaceutical and manufacturing processes development work contracted with entities located in the LMS Assigned Territory; and

-	manufacture Products, developed under the Development Program, contracted with entities located in the LMS Assigned Territory;

Protea not having any right to Commercialize the Products, developed under the Development Program, in the LMS Assigned Territory.

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3.1.2	Sublicensing rights

(a)
The rights granted under the LMS Licence may be sub-licensed by Protea to any Third Parties without the need to obtain prior consent from LMS. Protea shall inform LMS of the name of the sub-licensee and the scope of the rights sub-licensed. However, Protea must ask LMS' prior written consent if Protea wishes to sub-license said rights to the LMS restricted entities referred to in Exhibit D. LMS shall be entitled to amend such entities referred to in Exhibit D at any time and at the latest 12 months before the first application for a Marketing Authorization for the Product, developed under the Development Program, is submitted by a Party.

(b)
Notwithstanding the foregoing, in the event Protea grants the sub-license referred to in the preceding sub-Section, Protea shall ensure that such sub-license does not adversely impact or otherwise restrict LMS' rights under this Agreement.

3.1.3	Miscellaneous

Notwithstanding the foregoing, in the event LMS licenses, sub-licenses, or otherwise authorizes the use of the Patents and any LMS IP by a Third Party, LMS shall ensure that such Third-Party license, sub-license or other authorization does not adversely impact or otherwise restrict Protea's rights under this Agreement.

3.2	Licenses and sub-licenses granted by Protea

3.2.1	Protea License

(a)	Protea hereby grants to LMS and its Affiliates an irrevocable right and license to any Protea IP:

(i)	to the extent Needed under the Development Program to develop and use any Products; and

(ii)	to the extent Needed to manufacture any Products developed under the Development Program; and

(iii)	to the extent Needed to Commercialize any Products developed under the Development Program;

hereafter referred to as the "Protea License".

(b)	The Protea License shall be:

(i)	exclusive (even as to Protea) for the LMS Assigned Territory, except that Protea shall be entitled to grant licenses to the Protea IP in the LMS Assigned Territory in connection with:

(1)	pre-clinical, clinical, pharmaceutical and manufacturing processes development work contracted with entities located in the LMS Assigned Territory; and

(2)	manufacturing of Products, developed under the Development Program, contracted with entities located in the LMS Assigned Territory.

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(ii)	non exclusive for:

(1)	the Joint Assigned Territory; and

(2)	the Protea Assigned Territory, but only to the extent permitting LMS to:

-
carry out pre-clinical, pharmaceutical and manufacturing processes development work contracted with entities located in the Protea Assigned Territory. For the avoidance of doubt, LMS cannot use the Protea IP to carry out clinical development work in the Protea Assigned Territory in the Field; and

-
manufacture of Products, developed under the Development Program, contracted with entities located in the Protea Assigned Territory, provided that such Products are manufactured solely for the purpose of being sold outside of the Protea Assigned Territory;

LMS not having any right to Commercialize the Products, developed under the Development Program, in the Protea Assigned Territory.

3.2.2	Sublicensing rights

(a)
The licenses granted under the Protea License may be sub-licensed by LMS to any Third Parties without the need to obtain prior consent from Protea. LMS shall inform Protea of the name of the sub-licensee and the scope of the rights sub-licensed. However, LMS must ask Protea's prior written consent if LMS wishes to sub-license said rights to the Protea restricted entities referred to in Exhibit D. Protea shall be entitled to amend such entities referred to in Exhibit D at any time and at the latest 12 months before the first application for a Marketing Authorization for the Product, developed under the Development Program, is submitted by a Party.

(b)
Notwithstanding the foregoing, in the event LMS grants the sub-license referred to in the preceding sub-Section, LMS shall ensure that such sub-license does not adversely impact or otherwise restrict Protea's rights under this Agreement.

3.2.3	Miscellaneous

Notwithstanding the foregoing, in the event Protea licenses, sub-licenses, or otherwise authorizes the use of any Protea IP by a Third Party, Protea shall ensure that such Third-Party license, sub-license or other authorization does not adversely impact or otherwise restrict LMS's rights under this Agreement.

3.3	Restrictions

In the event a Third Party is engaged in activities in a country of the Assigned Territory which is subject to an exclusive license granted by one Party to the other pursuant to this Section 3, then such other Party shall take whatever action is necessary to stop the violation by such Third Party. If that Party (the "Defaulting Party") fails to take such action in such country, then another Party (the "Intervening Party") may undertake action to stop the Third Party. In such event, the Defaulting Party shall reimburse the Intervening Party for all costs and expenditures incurred in protecting the Territory from the Third Party. Such amounts may be deducted by Intervening Party from the payments it must make pursuant to this Agreement, if applicable. A violation of this Section shall be considered a material breach of this Agreement.

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4.	Contributions of the Parties to the Development Program

4.1	Contributions

Each Party shall use its best efforts to ensure the success of the Development Program. Each Party commits to (i) implement its Assigned Tasks approved by the Review Committee and devote sufficient personnel and facilities required for the performance of its obligations and responsibilities hereunder, (ii) make available appropriately qualified personnel to conduct, supervise, analyze and report on the results obtained in the furtherance of the Development Program, and (iii) provide and expend such scientific, technical and other resources as are necessary to conduct the Development Program.

4.2	Responsibility of costs

4.2.1	As from the Effective Date, Protea shall incur 70% of all Shared Costs and LMS shall incur 30% of all Shared Costs as follows:

(a)
Exhibit C sets out one single total budgeted amount per year, up to a total of 30,864,000€ at the end of the project, (the "Program Budget") as forecasted at the date of signature of the Agreement. The Parties acknowledge that budget overruns may occur, but in such case the burden of such overruns will be allocated between the Parties as set out in sub-Sections 4.2.1(b) to 4.2.1(f) below;

(b)
for any budget overrun of up to 20%, Protea and LMS shall respectively bear its share of the costs, i.e. 30% for LMS and 70% for Protea (the "Overrun Share"), within the year in which such 20% (or less) overrun occurs;

(c)
for any budget overrun above 20% and up to 30%, Protea shall pay the overrun amount between 20% and 30%, and LMS shall reimburse to Protea its own share (i.e. 30%) of the overrun over 2 consecutive years (spread in equal amounts over both years) as from the date an EU MA is granted to LMS for any Major EU Country (the "LMS Reportable Overrun Share"). Such reimbursement shall not be offset with any other costs LMS may have incurred in its Assigned Territory;

(d)	for any budget overrun above 30%, Protea shall bear the amount exceeding 30%;

(e)	the budget overrun is assessed on the basis of the total yearly amounts set out in Exhibit C;

(f)	for the avoidance of doubt, the Shared Costs and any budget overrun are taken into account in the expenses referred to in Sections 9.4.1.

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4.2.2
In order to comply with the above provision, no later than the 15th of each month, each Party shall send to the other Party the detailed balance statement of all Shared Costs in the form set out in the template statement attached as Exhibit E for the preceding calendar month incurred by that Party. A summary statement shall be discussed and reviewed during the first Review Committee meeting each semester or, if required by either Party, during a specific Review Committee meeting held for the purpose of examining each Party's summary statements. Protea and LMS shall issue an invoice of all Shared Costs for the applicable month owed respectively by LMS and Protea based on the allocation set forth in Section 4.2.1. Each Party shall send to the other Party copies of the original invoices listed in the invoice. Whichever Party has financed less than that for which it is responsible based on an accounting of the Shared Costs invoices for that month, and consistent with the allocation of Shared Costs set forth above in Section 4.2.1, shall pay the balance of the costs owed to the other Party within 45 days of the date of invoice. No later than the 15th of February, an invoice covering the preceding calendar year shall be established by each Party to reflect the actual Shared Costs incurred by each Party during such year, and taking in particular into account the Crédit d'Impôt Recherche received by each Party for such year which reduces the actual burden of such costs for such Party.

5.	Project management

The management of the Development Program shall be organized with a Coordinator, a Management Committee and a Review Committee.

5.1	Coordinator

5.1.1	Appointment

Promptly after the date of signature of the Agreement, Protea shall appoint a Coordinator to serve as a Program Manager.

5.1.2	Duties

The Coordinator shall monitor the compliance by each Party with its obligations under this Agreement and act as an effective intermediary between the Parties. In this regard, the Coordinator shall carry out the following tasks, including the following:

(a)	receiving the financial contributions of each Party provided for herein and allocating such contributions as directed by the Review Committee;

(b)	maintaining the records and financial accounts relative to the financial contributions of each Party;

(c)	responsibility for the communication between the Parties, including the exchange of information related to the Parties' Technology and Patent Rights;

(d)	coordinating the day-to-day activities of the Parties;

(e)	convening meetings with the Management Committee and the Review Committee as provided for herein.

The Coordinator shall not act beyond the scope of his duties as provided above. He shall not be entitled to enter into any agreements or make any commitments on behalf of either Party or all Parties without their prior written consent.

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5.2	Management Committee

5.2.1	Composition and Management Committee meetings

Within 30 days from the date of signature of the Agreement, Protea and LMS shall designate their respective Program Manager who shall comprise the Management Committee. Each Program Manager shall, to the extent possible, be assigned to the Development Program until completion. Each Program Manager shall be responsible for communicating all Development Program instructions and information to the Coordinator and will be available on a regular basis for consultation during the course of the Development Program.

5.2.2	Meetings

The Management Committee shall meet every two months unless the Coordinator calls for any special meeting. The Coordinator shall distribute the minutes of each meeting to all members of the Management Committee within 20 days following each meeting. Such minutes are deemed accepted by a Party if such Party does not object to their content within 10 days from receiving them.

5.2.3	Duties of the Management Committee

The Management Committee shall be responsible for:

(a)
preparing a detailed schedule of the Assigned Tasks to be performed by each Party, refining and adapting the Development Program budget, the initial version of which is attached as Exhibit C, and analyzing any other anticipated detailed financial expenses to be incurred;

(b)
scheduling and addressing all aspects of the pharmaceutical, clinical and non-clinical development activities associated with the Development Program, including addressing and procuring the vendors, consultants and Third Parties utilized by each Party in connection with each Party's obligations under the Development Program;

(c)
organizing all logistics and material support for the performance of the Development Program, it being provided that clinical trials undertaken in connection with the Development Program shall be initiated and performed under the direction and/or supervision of Protea (without Protea being necessarily the sponsor of such studies from a regulatory standpoint), if and to the extent instructed by Protea;

(d)	following up on the Parties' contributions and the payment of any grants and/or any other public aid, if applicable;

(e)	monitoring the implementation of the Development Program schedule and the Program Budget;

(f)	submitting, on a quarterly basis, a scientific, technical and financial progress report on the implementation of the Development Program to the Review Committee.

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5.3	Review Committee

5.3.1	Composition and Review Committee meetings

The Review Committee shall consist of a minimum of 6 members. Such committee shall be comprised as follows:

(a)	LMS' President or his nominee, LMS' Program Manager, and such other person(s) designated by LMS or the LMS Program Manager;

(b)	Protea's President or his nominee, Protea's Program Manager, and such other person(s) designated by Protea.

5.3.2	Meetings

The Review Committee will meet at least twice a year to review the progress of the Development Program. Either Party may call a special meeting if it deems appropriate at any time subject to a prior notice of 20 days. The chairman for each meeting of the Review Committee shall alternate between a representative of LMS and a representative of Protea, with the initial chairman of the Review Committee being appointed by Protea. The chairman of the Review Committee shall be responsible for providing an agenda for each meeting at least 10 days in advance of such meeting and shall prepare written minutes to all members of the Review Committee within 20 days after the relevant meeting. Such minutes are deemed accepted by a Party if such Party does not object to their content within 15 days from receiving them.

5.3.3	Duties

The Review Committee shall provide the strategic direction of the Development Program and shall make all decisions required for the implementation of the Development Program of a strategic, financial and/or contractual nature, including:

(a)	pharmaceutical, clinical and non-clinical development activities, including on any strategies in this respect and on the regulatory aspects relating to such strategies;

(b)	amendments to the Development Program schedule;

(c)	amendments to the contributions of the Parties, including their Assigned Tasks and the Program Budget, subject to Section 5.3.4(b)(i)(1);

(d)	the progress of the Parties’ completing their Assigned Tasks;

(e)	the organization of the Product manufacturing activities during the Development Program;

(f)	filing of patents in the name of Protea, or of any other appropriate mode of protection considering the nature of the Foreground in question;

(g)	attempting to resolve any disagreements arising during Management Committee meetings; and

(h)	deciding upon other strategic, marketing, manufacturing, regulatory, and development matters relating to the Development Program.

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5.3.4	Decisions

(a)	Protea and LMS shall respectively have one vote in all decisions made by the Review Committee.

(b)	Should the Review Committee fail to agree on any matter, then Protea shall take the final decision. However:

(i)
if the disagreement relates to changing the Core Program or to marketing activities before the Development Program ends (e.g. communicating at congresses (in compliance with Applicable Laws) on products in the pipeline). In such case, if the disagreement relates to:

(1)	changing the Core Program, no change can be made to the Core Program without the Parties' prior written consent.

(2)
marketing activities before the Development Program ends, then the Parties shall make sure that their marketing activities (a) are strictly limited to their respective Assigned Territory (e.g. no such activities will be carried out in international congresses targeting both Parties' Assigned Territories) and (b) do not detrimentally affect the Intellectual Property of the other Party.

(ii)	each Party (and not the Review Committee) will solely decide on:

(1)	who will be the holder of the Marketing Authorization in its Assigned Territory;

(2)
if and how to submit applications for the Marketing Authorizations for the Product, developed under the Development Program, in its Assigned Territory. The Parties shall consult with each other on the regulatory strategies for obtaining Marketing Authorizations for the Product, developed under the Development Program, and the relevant Governmental Authorities in each of the Joint Assigned Territories, in a coordinated and consistent manner;

(3)	on the organization of the Product manufacturing activities in its Assigned Territory after the Development Program has ended;

(4)	on the marketing and promotional activities in its Assigned Territory after the Development Program has ended;

(iii)	there will not be any Commercialization in the Joint Assigned Territories if the Parties have not reached an agreement on this matter.

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5.4	Locations of committee meetings

The location of meetings as provided for herein will be on a rotating basis between the LMS facilities in Chatou, France, and Protea's facilities in Langlade, France. Each Party shall bear its own costs in relation thereto.

6.	Timelines

6.1
As soon as reasonably practical following the date of signature of the Agreement, the Management Committee shall meet to consult LMS on the status of the Development Program. Protea shall then draft a document(s) detailing the respective Assigned Tasks of the Parties on the basis of the Core Program. Protea shall be responsible for the drafting and content of the timelines and assignment of responsibilities between the Parties.

6.2	The Development activities conducted under the Development Program shall be divided in two stages, as set forth below:

(a)
Stage 1 shall begin upon the Effective Date and encompass the activities carried out until the receipt of the draft of the first Phase II clinical study report in chronic pancreatitis or cystic fibrosis indication pursuant to the Development Program. Protea shall send to LMS the copy of that report as soon as possible once Protea has received it (the "Stage 1 Report Notice"), and the Parties shall use their best efforts to meet within the 60-day period following the Stage 1 Report Notice to discuss whether to proceed to Stage 2 (the "Next Stage Assessment Period"). Stage 1 shall be completed on the date of the Stage 1 Report Notice.

(b)
Stage 2 shall begin at the earliest of the following dates: the date at which the Parties decide in writing to proceed to Stage 2 (for instance, following the meeting referred to in sub-Section 6.2(a)) or the date at which the Next Stage Assessment Period expires. Stage 2 shall be completed once the following conditions are fulfilled:

(i)
the US FDA approves one or more of the following for both indications of the Product:  a new drug application ("NDA"), a supplemental NDA, a biologics license application (“BLA”), or a supplemental BLA (together the “US MA”) or delivers its approval for the marketing of a nutraceutical form of the Product developed under the Development Program; and

(ii)
either (1) a marketing authorization is granted, for both indications of the Product, by (1a) the European Medecines Agency pursuant to the centralized authorization procedure or by (1b) a competent Major EU Country national authority pursuant to a national, mutual recognition or decentralized authorization procedure (the marketing authorizations in 1a and 1b being referred to, each, as the "EU MA", and a “Major EU Country” means any of the following countries: UK, France or Germany), or (2) an approval for marketing is granted, or a declaration for marketing is made, or marketing of the Product is carried out, in a Major EU Country in relation to a nutraceutical form of the Product developed under the Development Program.

6.3
LMS shall file the relevant applications in accordance with good industry practice to obtain the Marketing Authorization for the Major EU Countries for both indications of the Product at the latest 12 months following the US MA being granted (the "LMS Filing Commitment").

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6.4	Stage 2 shall be deemed completed in any event and regardless of whether an EU MA has been granted or not, if the following conditions are fulfilled:

(a)	the US MA is granted; and

(b)	either:

(i)	LMS has not complied with the LMS Filing Commitment; or

(ii)	3 years have elapsed after the date upon which LMS complied with the LMS Filing Commitment.

6.5	Upon Stage 2 being completed:

(a)	the Development Program shall be deemed to end, each Party being released of its obligations with respect to the carrying out of the Development Program;

(b)	Section 3 shall continue to apply;

(c)
Sections 4 and 5 shall no more apply (except as regards the provisions of 4.2.1(f), the amounts payable by LMS under Section 4.2.1(c), and subject to any accrued amounts due by either Party to the other pursuant to Section 4);

(d)
each Party shall notify to the other the person that it appoints as its representative with responsibility for the management of the Agreement until its expiry or termination. Either Party may change its representative by notice in writing to the other Party. Throughout the remaining term of the Agreement, such representatives shall communicate regularly and hold periodic meetings for the purposes of reporting on, assessing and properly managing this Agreement, in particular as regards marketing and promotional activities on the Product which the Parties shall endeavor to be consistent in the Assigned Territories while adapting such activities to the relevant markets.

7.	Off project licenses

7.1	Off Project License granted by LMS

7.1.1	LMS Off Project License

(a)	LMS grants to Protea and its Affiliates an irrevocable right and license to:

(i)
any LMS IP which is licensed under Section 3.1. For the avoidance of doubt, the LMS IP licensed under this Section 7.1.1 is the same as the LMS IP which is licensed under the LMS License, and does not extend to LMS IP which (1) may be developed separately by LMS and which (2) is not Needed (2a) under the Development Program to develop and use any Products, or (2b) to manufacture any Products developed under the Development Program, or (2c) to Commercialize any Products developed under the Development Program. Protea may have access to such separately developed LMS IP under the conditions set out in Section 12.4; and

(ii)	the Patents;

to develop and use, manufacture and Commercialize:

(iii)	any Side Products; and

(iv)	any Products;

hereafter referred to as the "LMS Off Project License".

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(b)	The LMS Off Project License cannot be used to develop, manufacture and Commercialize:

(i)	Side Products, unless:

(1)	Stage 1 has been completed; or

(1)	the Development Program ends, either due to (1) a decision of the Parties during Stage 1, (2) a breach of LMS, or (3) a Force Majeure Event;

(ii)
Products, unless the Development Program ends with Stage 2 not being completed due to (1) a decision of the Parties to end the Development Program without prohibiting a Party from continuing a separate development of Products, (2) a breach of LMS, (3) LMS' withdrawal, or (4) a Force Majeure Event.

(c)	The LMS Off Project License shall be:

(i)	exclusive (even as to LMS) for the Protea Assigned Territory, except that LMS shall be entitled to grant licenses to the Patents and the LMS IP in the Protea Assigned Territory in connection with:

(1)
pre-clinical, pharmaceutical and manufacturing processes development work contracted with entities located in the Protea Assigned Territory. However, LMS cannot license the Patents and the LMS IP to any other entity than Protea to carry out clinical development work in the Protea Assigned Territory in relation to Side Products and Products; and

(2)
manufacturing of Side Products and Products contracted with entities located in the Protea Assigned Territory, provided that such Side Products and Products are manufactured solely for the purpose of being sold outside of the Protea Assigned Territory.

(ii)	non exclusive for:

(1)	the Joint Assigned Territory; and

(2)	the LMS Assigned Territory, but only to the extent permitting Protea to:

-
carry out pre-clinical, pharmaceutical and manufacturing processes development work contracted with entities located in the LMS Assigned Territory. However, Protea cannot use the Patents and the LMS IP to carry out clinical development work in the LMS Assigned Territory in relation to Side Products and Products; and

-
manufacture Side Products and Products contracted with entities located in the LMS Assigned Territory, provided that such Side Products and Products are manufactured solely for the purpose of being sold outside of the LMS Assigned Territory;

Protea not having any right to Commercialize Side Products and Products in the LMS Assigned Territory,

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1.2	Sublicensing rights

(a)
The rights granted under the LMS Off Project License may be sub-licensed by Protea to any Third Parties without the need to obtain prior consent from LMS. Protea shall inform LMS of the name of the sub-licensee and the scope of the rights sub-licensed. However, Protea must ask LMS' prior written consent if Protea wishes to sub-license said rights to the LMS restricted entities referred to in Exhibit D.

(b)
Notwithstanding the foregoing, in the event Protea grants the sub-license referred to in the preceding sub-Section, Protea shall ensure that such sub-license does not adversely impact or otherwise restrict LMS' rights under this Agreement.

7.1.3	Miscellaneous

Notwithstanding the foregoing, in the event LMS licenses, sub-licenses, or otherwise authorizes the use of the Patents and any LMS IP by a Third Party, LMS shall ensure that such Third-Party license, sub-license or other authorization does not adversely impact or otherwise restrict Protea's rights under this Agreement.

7.2	Off Project License granted by Protea

7.2.1	Protea Off Project License

(a)	Protea grants to LMS and its Affiliates an irrevocable right and license to any Protea IP, which is licensed under Section 3.2, to develop and use, manufacture and Commercialize:

(i)	any Side Products; and

(ii)	any Products;

hereafter referred to as the "Protea Off Project License". For the avoidance of doubt, the Protea IP licensed under this Section 7.2.1 is the same as the Protea IP which is licensed under the Protea License, and does not extend to Protea IP which (1) may be developed separately by Protea and which (2) is not Needed (2a) under the Development Program to develop and use any Products, or (2b) to manufacture any Products developed under the Development Program, or (2c) to Commercialize any Products developed under the Development Program. LMS may have access to such separately developed Protea IP under the conditions set out in Section 12.4.

(b)	The Protea Off Project License cannot be used to develop, manufacture and Commercialize:

(i)	Side Products, unless:

(1)	Stage 1 has been completed; or

(2)	the Development Program ends, either due to (1) a decision of the Parties during Stage 1, (2) a breach of Protea, or (3) a Force Majeure Event;

(ii)
Products, unless the Development Program ends with Stage 2 not being completed due to (1) a decision of the Parties to end the Development Program without prohibiting a Party from continuing a separate development of Products, (2) a breach of Protea, (3) Protea's withdrawal, or (4) a Force Majeure Event.

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(c)	The Protea Off Project License shall be:

(i)	exclusive (even as to Protea) for the LMS Assigned Territory, except that Protea shall be entitled to grant licenses to the Protea IP in the LMS Assigned Territory in connection with:

(1)
pre-clinical, pharmaceutical and manufacturing processes development work contracted with entities located in the LMS Assigned Territory. However, Protea cannot license the Protea IP to any other entity than LMS to carry out clinical development work in the LMS Assigned Territory in relation to Side Products and Products; and

(2)
manufacturing of Side Products and Products contracted with entities located in the LMS Assigned Territory, provided that such Side Products and Products are manufactured solely for the purpose of being sold outside of the LMS Assigned Territory.

(ii)	non exclusive for:

(1)	the Joint Assigned Territory; and

(2)	the Protea Assigned Territory, but only to the extent permitting LMS to:

-
carry out pre-clinical, pharmaceutical and manufacturing processes development work contracted with entities located in the Protea Assigned Territory. However, LMS cannot use the Protea IP to carry out clinical development work in the Protea Assigned Territory in relation to Side Products and Products; and

-
manufacture of Side Products and Products contracted with entities located in the Protea Assigned Territory, provided that such Side Products and Products are manufactured solely for the purpose of being sold outside of the Protea Assigned Territory.

LMS not having any right to Commercialize Side Products and Products in the Protea Assigned Territory.

7.2.2	Sublicensing rights

(a)
The rights granted under the Protea Off Project License may be sub-licensed by LMS to any Third Parties without the need to obtain prior consent from Protea. LMS shall inform Protea of the name of the sub-licensee and the scope of the rights sub-licensed. However, LMS must ask Protea's prior written consent if LMS wishes to sub-license said rights to the Protea restricted entities referred to in Exhibit D.

(b)
Notwithstanding the foregoing, in the event LMS grants the sub-license referred to in the preceding sub-Section, LMS shall ensure that such sub-license does not adversely impact or otherwise restrict Protea's rights under this Agreement.

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7.2.3	Miscellaneous

Notwithstanding the foregoing, in the event Protea licenses, sub-licenses, or otherwise authorizes the use of any Protea IP by a Third Party, Protea shall ensure that such Third-Party license, sub-license or other authorization does not adversely impact or otherwise restrict LMS' rights under this Agreement.

8.	Right of Withdrawal

8.1	Right of Withdrawal

Either Party may withdraw from the Development Program with 3 months prior written notice to the other Party (a "Withdrawal") at any time and for any reason after completion of Stage 1.

8.2	Consequences of Withdrawal

8.2.1	In case of Withdrawal by Protea, Protea shall:

(a)	not be entitled to continue the Development Program alone or with any Third Party(ies);

(b)
continue to benefit from the LMS Off Project License, and be entitled to carry out or continue any other ongoing development program alone or with any Third Party(ies) in connection with any Side Product, under the terms provided in Section 7.1.

8.2.2	In case of Withdrawal by LMS, LMS shall:

(a)	not be entitled to continue the Development Program alone or with any Third Party(ies);

(b)
continue to benefit from the Protea Off Project License, and be entitled to carry out or continue any other ongoing development program alone or with any Third Party(ies) in connection with any Side Product, under the terms provided in Section 7.2.

8.2.3	In case of Withdrawal by either Party:

(a)
each Party shall continue to fund any work under the Development Program which was decided to be carried out prior to the Withdrawal, and which is ongoing at the time of Withdrawal, until completion of such work;

(b)
any clinical trials ongoing at the time of Withdrawal shall continue up until their completion, and the terms of the Agreement governing the carrying out of such trials, including provisions relating to Shared Costs as well as ownership and licensing of Technology and Patent Rights stemming from such trials, shall continue to apply to such trials, as if the Withdrawal had not occurred, until these trials are completed; and

(c)
subject to the other provisions of this Section 8, the Development Program shall be deemed to end and Sections 3 to 6 shall no more apply, each Party being released of its obligations with respect to the carrying out of the Development Program.

8.2.4
Notwithstanding any provision to the contrary in this Agreement, in the event of a Withdrawal, the Parties shall cooperate for the orderly termination of their participation to the Development Program. In particular, any Party which exercises its right of Withdrawal shall:

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(a)	provide to the other Party up-to-date copies of its materials (such as data and documentation) relating to the Development Program that are available and relevant; and

(b)	execute and deliver to the other Party any such instruments as may be requested by the other Party;

for enabling such other Party to pursue separately, alone or with a third party, the development of Products upon termination of the Development Program, to the extent permitted under this Agreement.

9.	Royalties

9.1	Royalties payable for Net Sales of Products if a US MA is granted during the Development Program

If a US MA is granted to Protea during the Development Program:

(a)	Protea shall pay to LMS a royalty calculated on the Protea Net Sales of Products, as follows:

(i)	[*****]% up to EUR[*****];

(ii)	[*****]% between [*****] and EUR[*****]; and

(iii)	[*****]% above EUR[*****].

(b)	LMS shall not pay any royalties to Protea in relation to LMS Net Sales of Products.

9.2	Royalties payable for Net Sales of Products if a US MA is not granted during the Development Program

9.2.1	If a US MA is not granted during the Development Program, but thereafter a Marketing Authorization for the Product is granted to Protea:

(a)	if LMS issues a Caller Request under Section 12.4 for a license regarding such Product:

(i)	LMS shall pay to Protea:

(1)
at the start of the applicable Off Project Product License, a one-time payment of 30% of the costs incurred by Protea in the development of such Product minus the Shared Costs paid by LMS under the Development Program; and

(2)	a royalty of [*****]% calculated on the annual LMS Net Sales of Products; and

(ii)	Protea shall not pay any royalties to LMS in relation to Protea Net Sales of Products.

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(b)	if LMS does not issue a Caller Request under Section 12.4 for a license regarding such Product, Protea shall pay to LMS a royalty calculated on the annual Protea Net Sales of Products as follows:

(i)	[*****]% up to EUR[*****];

(ii)	[*****]% between EUR[*****] and EUR[*****]; and

(iii)	[*****]% above EUR[*****].

9.2.2	If the Development Program has ended, without Stage 2 being completed, but thereafter a Marketing Authorization for the Product is granted to LMS:

(a)	if Protea issues a Caller Request under Section 12.4 for a license regarding such Product:

(i)	Protea shall pay to LMS:

(1)
at the start of the applicable Off Project Product License, a one-time payment of 70% of the costs incurred by LMS in the development of such Product minus the Shared Costs paid by Protea under the Development Program;

(2)	a royalty of [*****]% calculated on the annual Protea Net Sales of Products; and

(ii)	LMS shall not pay any royalties to Protea in relation to LMS Net Sales of Products.

(b)	if Protea does not issue a Caller Request under Section 12.4 for a license regarding such Product, LMS shall not pay any royalties to Protea in relation to LMS Net Sales of Products.

9.3	Royalties payable for Net Sales of Side Products

9.3.1	If a Marketing Authorization for a Side Product is granted to Protea:

(a)	if LMS issues a Caller Request under Section 12.4 for a license regarding such Side Product:

(i)	LMS shall pay to Protea:

(1)	at the start of the applicable Off Project Product License, a one-time payment of 30% of the costs incurred by Protea in the development of such Side Product; and

(2)	a royalty of [*****]% calculated on the annual LMS Net Sales of such Side Product; and

(ii)	Protea shall not pay any royalties to LMS in relation to Protea Net Sales of such Side Product.

(b)	if LMS does not issue a Caller Request under Section 12.4 for a license regarding such Side Product, then if said Marketing Authorization was granted to Protea:

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(i)
after a US MA is granted to Protea during the Development Program, the royalty set out in Section 9.1(a) shall be calculated on the basis of the Protea Net Sales of Products and of such Side Product (the aggregate amount of such Net Sales being taken into account to determine whether the royalty percentage thresholds set out in that Section are reached); or

(ii)	before a US MA is granted to Protea during the Development Program, Protea shall pay to LMS a royalty of 15% calculated on the annual Protea Net Sales of such Side Product.

9.3.2	If a Marketing Authorization for a Side Product is granted to LMS:

(a)	if Protea issues a Caller Request under Section 12.4 for a license regarding such Side Product:

(i)	Protea shall pay to LMS:

(1)	at the start of the applicable Off Project Product License, a one-time payment of 70% of the costs incurred by LMS in the development of such Side Product; and

(2)	a royalty of [*****]% calculated on the annual Protea Net Sales of such Side Product; and

(ii)	LMS shall not pay any royalties to Protea in relation to LMS Net Sales of such Side Product.

(b)	if Protea does not issue a Caller Request under Section 12.4 for a license regarding such Side Product, then if said Marketing Authorization was granted to LMS:

(i)	after a EU MA is granted to LMS during the Development Program, LMS shall not pay any royalties to Protea in relation to LMS Net Sales of such Side Product.

(ii)	before a EU MA is granted to LMS during the Development Program, LMS shall pay to Protea a royalty of 15% calculated on the annual LMS Net Sales of such Side Product.

9.4	Deduction of development costs

9.4.1
The royalties payable by a Party in relation to Net Sales of Products shall not begin to accrue until after all expenses incurred by such Party with respect to the Development Program since 2009 (including all costs incurred in the framework of the Development Program in connection with (1) obtaining, or trying to obtain, Marketing Authorizations in such Party's Assigned Territory for the Product, and (2) any intellectual property expenses), have been covered by the Gross Profit Margin earned further to said Net Sales. Exhibit F sets out an example of calculation reflecting the provisions set out in this paragraph.

9.4.2
A Party's obligation to pay royalties set out in this Section 9 in relation to Net Sales of Products, or Side Products (as applicable), in a given country shall end after the Patent Rights applicable to such Products, or Side Products (as applicable), have expired, or otherwise been declared invalid and/or unenforceable by a court, tribunal, or other agency of competent jurisdiction, in such country. For the avoidance of doubt, the preceding sentence does not apply to one-time payments which are in any case payable as set out in this Section 9.

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9.5	One-time payment

Upon issuance of a first US MA, Protea shall pay a one-time payment to LMS in the amount of [*****]€.

10.	Payments, records and audits

10.1	Payment, reports

Once a Party (the "Owing Party") has started Commercialization of Products and/or Side Products that may be subject to royalties payable by such Party pursuant to Section 9, at the end of the month immediately following the end of each calendar quarter, such Party shall provide to the other Party a report setting forth the Net Sales achieved during such calendar quarter. The Party to whom royalties are payable pursuant to Section 9 shall then issue an invoice for the royalties determined in accordance with Section 9. The Owing Party shall pay such invoice within 45 days, end of the month.

10.2	Exchange rate, manner and place of payment

All payments hereunder shall be payable in euros. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the receiving Party, unless otherwise specified in writing by the receiving Party.

10.3	Late payments

If a Party fails to pay any sums provided for in this Agreement when due, the other Party shall be entitled to (i) late payment interest at the rate of 3 times the French legal interest rate, and to (ii) lump compensation of 40 euros for recovery costs incurred due to the failing Party's late payment.

10.4	Payment default

If a Party fails to pay any undisputed sums provided for in this Agreement when due, and still does not pay such sums, after the other Party has sent a further notice to the failing Party requesting payment, within 15 calendar days from the notice, then such failure to pay shall be automatically considered as a material breach of the Agreement.

10.5	Records and Audits

Each Party shall keep for a period covering at least the preceding 3 years complete and accurate records pertaining to the development and sale or other disposition of Products and Side Products in sufficient detail to permit any other Party and INRA TRANSFERT to confirm the accuracy of all payments due hereunder. Each Party shall have the right to cause an independent, certified public accountant reasonably acceptable to the other Party to audit such records, no more than once annually, for the purpose of verifying any amounts payable. Such audits may be exercised during normal business hours upon reasonable prior written notice. As a condition to such examination, such independent accountant shall execute a written agreement, satisfactory to the audited Party, obligating such accountant to maintain in strict confidence all information disclosed to such accountant pursuant to the examination.  Notwithstanding the foregoing, the accountant shall be permitted to issue a written statement to the Parties to the effect that they have reviewed the books and records of the audited Party and either (a) that the amounts of the payments made to the Party conducting the audit are in conformity with the books and records and the applicable provisions of this Agreement, or (b) that adjustments of specified amounts should be made. Prompt adjustments shall be made by the Parties to reflect the results of such audit. The Party conducting the audit shall bear the full cost of such audit, unless such audit discloses an underpayment of more than 10% from the amounts actually due, in which case the audited Party shall bear the reasonable costs of such audit.

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10.6	Taxes

All taxes levied on account of the royalties and other payments accruing to the receiving Party under this Agreement shall be paid by the receiving Party for its own account, including taxes levied thereon as income to the receiving Party. If provision is made in law or regulation for withholding, such tax shall be deducted by the Party paying the royalties and other payments from the sums otherwise payable by it hereunder for payment to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to the other Party. Each Party agrees to assist any other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

10.7	Access to records/information

To the extent possible, without jeopardizing any past, current or future rights in or to any Technology and Patent Rights, the Parties shall grant to the other Party unrestricted access on a need-to-know basis for the purposes of the licenses set out in Sections 3 and 7, without additional charge, cost or expense, to any and all Technology and Patent Rights in its possession and/or under its Control to compile and file applications for Marketing Authorization, and marketing and sales information. Each Party shall provide free of charge any and all assistance that the other Party may reasonably request in order for the other Party to perform their obligations under this Agreement and to enable the other Party to manufacture (or have manufactured), market, sell and distribute the Product and Side Products in their exclusive Assigned Territory.

11.	Confidentiality

11.1	Confidential Information

"Confidential Information" means any confidential or proprietary information of a Party, including any materials or any information related to the Technology, and/or Patent Rights of such Party, and any information relating to any compound, research project, work in process, future development, scientific engineering, manufacturing, marketing, business plan, financial or personnel matter of such Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form.

Notwithstanding the foregoing, Confidential Information shall not include any information that the receiving Party can prove:

(a)	is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or publicly available;

(b)	is known by the receiving Party at the time of receiving such information, as evidenced by its records;

(c)	is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d)
is independently developed by the receiving Party, as evidenced by its records, without knowledge of, and without the aid, application or use of, the Confidential Information of the disclosing Party; or

(e)	is the subject of a written permission to disclose provided by the disclosing Party.

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11.2	Confidentiality Obligations

Each Party hereto will maintain in confidence all Confidential Information of any other Party, unless or until such information falls within the exceptions set forth above through no fault of the receiving Party. No Party shall disclose to a Third Party Confidential Information of the other Party without the express written consent of such other Party, except as required by law or as provided herein and except that (i) such consent shall not be required to a Party's accountants, attorneys and other professional advisors, and (ii) such consent shall not be unreasonably withheld for disclosure to actual or prospective investors or lenders. Each Party will obtain prior agreement from its employees, agents or consultants to whom disclosure of any other Party's Confidential Information (each, a "Representative") is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information and will be responsible for any breach of this Section by its Representatives.

11.3	Authorized Disclosure

To the extent consistent with the terms of this Agreement, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications (subject to Section 12), filing an application for Marketing Authorization or responding to any request from any Government Authority, prosecuting or defending litigation or complying with applicable law or governmental regulations, or with the disclosing Party's pre-existing contractual obligations (such as those undertaken towards other co-owners of Patents and their representatives (i.e. INRA, CNRS and INRA Transfert)), provided that if a Party is required to make any such disclosure of the Confidential Information such Party shall use its best efforts to (i) so notify the other Party, and (ii) secure confidential treatment of such information required to be disclosed.

11.4	Confidentiality of the Agreement and of the Project

11.4.1
The terms of this Agreement and Confidential Information resulting from the performance of the Project shall be considered Confidential Information of the Parties, and each Party agrees not to disclose such Confidential Information of the Parties to any Third Party without the consent of the other Party, except that such consent shall not be required for disclosure to actual or prospective investors or lenders or to a Party's accountants, attorneys and other professional advisors or disclosure required by any applicable stock exchange rules. In addition, such Confidential Information of the Parties may be disclosed to actual or potential Third Party licensees and sub-licensees, actual or potential acquirers or acquirees, and actual or prospective investors or lenders, provided such recipients are bound by confidentiality obligations at least as strict as are set forth herein.

11.4.2	Subject to the preceding paragraph:

(a)	a Party may, with the prior written consent of the other Party, issue a limited press release or similar public announcement of this Agreement; and

(b)	no press release shall include the financial details of the transaction unless the other Party expressly consent to such disclosure, which they may withhold in their sole discretion.

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12.	Technology and Patent Rights

12.1	Ownership

12.1.1	Each Party shall retain ownership and Control of its Background and Sideground.

12.1.2	All rights to Foreground shall be owned and Controlled by Protea in an initial phase, and then shared between the Parties as provided in Section 12.1.6.

12.1.3
Each of LMS and Protea represents and agrees that all employees and others acting on its behalf, including Third Parties, in performing its obligations under this Agreement shall be obligated to assign to Protea (with no obstacles to a further assignment to LMS under Section 12.1.6) all Foreground that are discovered, made or conceived by such employee or other person, including Third Parties. In the case of non-employees working for other companies or institutions on behalf of LMS or Protea, LMS and Protea, as applicable, shall use commercially reasonable and diligent efforts to obtain the right and title for all Foreground for Protea (with no obstacles to a further assignment to LMS under Section 12.1.6) that are discovered, made or conceived by such non-employees in performing their obligations on behalf of LMS or Protea under this Agreement, or obtain licenses to the same as applicable, in accordance with the policies of said company or institution. LMS and Protea agree to use commercially reasonable and diligent efforts to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Foreground.

12.1.4	Each Party agrees to execute and deliver any such instruments of transfer and assignment as may be requested by the other Party to ensure enforcement of the provisions of this Section 12.

12.1.5	The Review Committee shall decide on the filing of patents on the Foreground in the name of Protea, or of any other appropriate mode of protection considering the nature of the Foreground in question.

12.1.6	After application of Section 12.1.5 (and subject to Section 12.1.7):

(a)
Protea shall proceed with filing of any patents in its name, as decided by the Review Committee. Protea undertakes to state the names of the inventors in its patent application. If and when such Patent Rights are granted and when patent applications enter into national examination phase, Protea shall assign to LMS such rights to the extent granted for the LMS Assigned Territory on a royalty-free basis; and

(b)	with respect to Foreground that is not subject to Patent Rights, Protea shall assign to LMS such rights for the LMS Assigned Territory.

12.1.7	In case the Development Program ends before Stage 2 is completed:

(a)	without prejudice to Section 8.2.4:

(i)	the Parties shall within 60 days from the end of the Development Program (the "Inventory Period"):

(1)	make an inventory of all Foreground; and

(2)	mutually disclose and give access to each other to all information that they may possess in relation to such Foreground and which is relevant to the other Party’s Assigned Territory.

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(ii)
within 60 days from the end of the Inventory Period (the "Filing Notice Period"), each Party (the "Filing Party") shall notify to the other Party the Foreground for which it will seek Patent Rights in its Assigned Territory (the "Filing Notice"). For any Foreground for which the Filing Party has not sent a Filing Notice, the other Party (the "Counterfiling Party") shall have the right to seek Patent Rights in said Assigned Territory, provided that the Counterfiling Party notifies such intent to seek Patent Rights within 60 days from the end of the Filing Notice Period (the "Counterfiling Notice"). Failing such notice, the Filing Party shall solely decide on the appropriate mode of protection, considering the nature of the Foreground in question, in its exclusive Assigned Territory.

(iii)
if a Party has sent a Filing Notice or a Counterfiling Notice, as applicable, and has not carried out the applicable filing within 6 months of the notice, then the Counterfiling Party (where the Filing Party has not carried out the applicable filing) or the Filing Party (where the Counterfiling Party has not carried out the applicable filing), as applicable, shall solely decide on the appropriate mode of protection, considering the nature of the Foreground in question, in the Assigned Territory subject to the said Filing Notice or Counterfiling Notice.

(iv)	If, pursuant to the above provisions, the Counterfiling Party, with respect to the applicable Assigned Territory:

(1)	has carried out the applicable filing within said 6 months of the Counterfiling Notice; or

(2)	is the Party which solely decides on the appropriate mode of protection of the Foreground;

then, notwithstanding any other provisions of this Agreement, such Counterfiling Party shall be free to carry out development, use, manufacturing and Commercialization activities relating to such Foreground, or grant a license to one or more Third Parties to carry out such activities, in such Assigned Territory.

(b)
Protea shall follow through any pending patent application up to the national examination stage and shall execute and deliver to LMS any instruments of transfer and assignment as may be requested by LMS to vest fully in LMS any Foreground in its exclusive Assigned Territory. LMS shall send to Protea a Filing Notice with respect to said patent application and Foreground, and sub-Sections (a)(ii) to (a)(iv) above shall apply mutatis mutandis.

(c)
Each Party shall have the right to freely use all non-patentable Foreground, subject (i) to the restrictions applicable under any licenses relating to Background and Sideground granted under this Agreement, and (ii) to sub-Sections (a) and (b) above. Furthermore, any non-patentable Foreground cannot be disclosed by a Party to any Third Party for any use in the other Party's Assigned Territory, except where such disclosure is made by a Counterfiling Party exercising its rights under sub-Sections (a)(iv) and (b) above. The Party disclosing such information and data shall (i) require any Third Party recipient to explicitly commit to comply with such restrictions of use, and (ii) be jointly and severally liable for any breach by such Third Party of such restriction of use.

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12.1.8
For any Joint Assigned Territory, at such time as the Parties deem appropriate, the Parties shall meet and develop an agreement(s) that addresses all aspects of strategies for protecting Foreground in the Joint Assigned Territories, in a coordinated and consistent manner.

12.2	Cooperation between the Parties

Without prejudice to any other obligations set out in this Agreement, the Parties shall cooperate, at their own cost, in case of any claims brought by Third Parties with respect to the Technology and Patent Rights granted under this Agreement. In particular, in case of a claim by a Third Party challenging the rights of a Party under this Agreement, the other Party shall use their best efforts to provide assistance to such Party, notably by participating to any court hearings or gathering relevant information in their possession, in order to facilitate defense against said Third Party claim.

12.3	Use

Each Party shall be free to use and practice its Background and Sideground in any manner not inconsistent with the terms of this Agreement without the consent of the other Party and without an obligation to notify the other Party of such intended use or to pay royalties or other compensation to the other Party by reason of such use.

12.4	Right of first refusal for Off Project Products

12.4.1	Additional definitions

For the purposes of this Section:

(a)	"Caller" has the meaning set out in Section 12.4.2;

(b)	"Licensor" has the meaning set out in Section 12.4.2;

(c)	"Off Project Product" means a Product not developed under the Development Program or a Side Product.

(d)	“Off Project IP” means:

(i)	where the Caller is LMS, Protea IP which is developed by Protea using LMS IP, the Patents and/or Foreground, and which relates to an Off Project Product;

(ii)	where the Caller is Protea, LMS IP which is developed by LMS using Protea IP and/or Foreground, and which relates to an Off Project Product.

12.4.2	Mechanics of right of first refusal

Each Party ("Caller") shall have the right to obtain a license from the other Party ("Licensor") on Off Project IP in accordance with the terms and conditions set out below:

(a)	Licensor shall notify Caller no later than 90 days after any development program relating to an Off Project Product of Licensor has reached a Phase III clinical trial;

(b)	Licensor shall notify Caller no later than 30 days after the Marketing Authorization for the Off Project Product is granted to Licensor (the "Call Notice");

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(c)
Caller shall then have the right, within 30 days of the receipt of the Call Notice, to request (the "Caller Request") Licensor to grant a license on the Licensor's Off Project IP related to such Off Project Product for the marketing of the Off Project Product in Caller's Assigned Territory (the "Off Project Product License");

(d)	Upon receiving a valid Caller Request, Licensor shall draft the agreement governing the Off Project Product License, and such agreement (the "Off Project License Agreement"):

(i)	shall contain terms substantially similar to the following terms of this Agreement:

(1)	as regards the terms of use of the Off Project IP: Section 7.1 if the Caller is Protea and Section 7.2 if the Caller is LMS;

(2)	as regards terms of payment, records and audits: Section 10;

(3)	as regards confidentiality: Section 11;

(4)	as regards representations and warranties: Section 13;

(5)	as regards indemnification and insurance: Section 14;

(6)	as regards termination: Sections 15.2.3, 15.3 and 15.5;

(7)	as regards governing law and dispute resolution: Section 16;

(8)	as regards miscellaneous provisions: Section 17.

(ii)
shall incorporate by reference the provisions on royalties set out in Section 9, which shall govern the royalties payable under the Off Project Product License depending on the circumstances in which the Off Project Product License is granted;

For example, pursuant to Section 9.3.1(a), if LMS is Caller and the Off Project Product is a Side Product, then under the Off Project Product License (1) LMS shall pay to Protea (1a) at the start of such Off Project Product License, a one-time payment of 30% of the costs incurred by Protea in the development of such Side Product, and (1b) a royalty of 15% calculated on the annual LMS Net Sales of such Side Product; and (ii) Protea shall not pay any royalties to LMS in relation to Protea Net Sales of such Side Product.

(iii)	shall be entered into for the duration of the legal protection of the rights on the Off Project IP;

(iv)
shall provide that Caller shall use its best efforts to optimize the sales of the Off Project Product and, in particular, carry out all activities required to market the Off Project Product to the best of its abilities and to a standard which is not less than the standard that Caller applies to its best products, which standard shall in no event be less than good industry practice.

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(e)
Licensor shall send the Off Project License Agreement to Caller within 30 days of the Caller Request. Licensor and Caller shall then discuss and finalize the provisions of the Off Project License Agreement so as to enter into the Off Project License Agreement within 90 days of the Caller Request. The Parties expressly agree that if they fail to enter into such agreement, the Off Project Product License shall nevertheless apply in the terms set out in Section 12.4.2(d).

(f)
If Caller does not notify the Caller Request to Licensor within 30 days from the receipt of the Call Notice then, notwithstanding any other provisions of this Agreement, Licensor shall be free to carry out development, use, manufacturing and Commercialization activities relating to the Off Project Product, or grant a license to one or more Third Parties to carry out such activities, in the Caller's Assigned Territory and in the Joint Territory. In such case, Licensor’s Net Sales relating to the Off Project Product in such Assigned Territory and Joint Territory shall be subject to royalties calculated in accordance with the rates set out in sub-Sections Error! Reference source not found. to 9.1(a)(i) (such Net Sales being added up to any other Net Sales being taken into account to determine whether the royalty percentage thresholds set out in those sub-Sections are reached).

12.4.3	Exceptions

A Party shall not be entitled to be Caller under this Section 12.4 if the Development Program has been terminated because of such Party's breach.

13.	Representations, warranties, covenants

13.1	Corporate power

Each Party hereby represents and warrants that it is duly organized, validly existing and in good standing under the laws of the country, state or jurisdiction of its incorporation or formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

13.2	Due authorization

Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

13.3	Binding agreement

Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

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13.4	LMS warranties and representations

13.4.1
LMS represents and warrants that, to the best of its knowledge, information, and belief, on the Effective Date the development, manufacture, marketing, promotion, use, sale, offer for sale, importation or Commercialization of the Active Ingredient, API and/or Product and/or Side Product, by or on behalf of Protea or its Affiliates, any licensee or sub-licensee of Protea or of its Affiliates, or any Third Party authorized to act on behalf of or for Protea:

(a)	does not constitute infringement of the INRA-CNRS/LMS Technology or any patents issued purporting to cover the INRA-CNRS/LMS Technology by virtue of its sub-license to Protea for the same; and

(b)	does not constitute infringement of any Technology or Patent Rights owned, licensed or Controlled by any Third Party.

13.4.2	LMS represents and warrants that:

(a)
it possesses the right and interest to use the INRA-CNRS/LMS Technology and to develop, manufacture, sell, offer for sale, market, import and Commercialize products made with and/or from INRA-CNRS/LMS Technology;

(b)	it has the right and interest necessary to sub-license the INRA-CNRS/LMS Technology and any patents purporting to cover the INRA-CNRS/LMS Technology to Protea;

(c)	LMS has the right to enter into the obligations set forth in this Agreement and to grant the rights, licenses and sub-licenses set forth herein; and

(d)	LMS shall at all times comply with the terms and conditions of the Reciprocal License Agreement.

13.5	Step-in right with regard to INRA/CNRS licenses

13.5.1
LMS warrants and represents that it will immediately notify Protea of any revisions to the Reciprocal License Agreement and that no revisions will be made to such agreement without first consulting with Protea. In the event of any claimed breaches, or risk of a claim, under the Reciprocal License Agreement, LMS shall immediately notify Protea of any such claim or risk, cure such breach or take measures to remove such risk, and keep Protea informed of the ongoing status of the measures taken to cure said breach or remove said risk. LMS shall consider and discuss with Protea any issues that Protea may raise with LMS as regards the Reciprocal License Agreement, including any preventive measures that may be needed to cure or anticipate any such issues. LMS shall not oppose, in case of said risk of a claim, that INRA TRANSFERT, INRA and/or CNRS, and Protea, discuss such risk in full transparency with LMS. If LMS fails to cure any claimed breaches under the Reciprocal License Agreement, LMS will permit Protea to act on its behalf and LMS will provide its cooperation, as requested by Protea. Where Protea elects to cure said breach, Protea will have the right to exercise a step-in right by stepping into the shoes of LMS in the Reciprocal License Agreement solely for the purposes of providing said cure (the "Step In").

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13.5.2	If Protea has exercised its Step-In right referred to in Section 13.5.1 in relation to the Reciprocal License Agreement:

(a)
Protea shall not be entitled to claim from LMS any indemnification for any alleged infringement, having its cause in events occurring during and to the extent related to such Step In, of the INRA-CNRS/LMS Technology or any patents issued purporting to cover the INRA-CNRS/LMS Technology by virtue of its sub-license to Protea for the same; and

(b)	Protea will assume any liability arising from such Step In;

provided that such infringement and liability do not arise from a failure by LMS to comply with this Agreement or from a breach of any representations and warranties of LMS under this Agreement.

13.5.3	Throughout the Term, LMS shall provide Protea with an annual statement, at the end of each calendar year, setting out:

(a)	the amounts paid by LMS under the Reciprocal License Agreement;

(b)	any particular details on issues encountered in the performance of the Reciprocal License Agreement; and

(c)	an assessment with regards to any potential issues that may arise and which may need to be addressed to secure the continuity of the rights granted under the Reciprocal License Agreement.

13.6	Disclaimer of Warranties

Except as expressly set forth in this Agreement, neither Party makes any representation or warranty to the other Party of any kind, including any warranty for non-infringement or fitness for particular purpose.

14.	Indemnification, insurance

14.1
Each Party (the "Indemnifying Party") shall indemnify, hold harmless and defend any other Party (the "Indemnified Party") against any and all Third Party claims resulting from the Indemnifying Party's breach of a representation, warranty or any obligations under this Agreement.

14.2	All claims for indemnification shall be asserted and resolved as follows:

(a)
upon receipt or notification of any claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, including a copy of the claim made if the claim was made in writing, specifying the nature of such claim and relevant facts known to the Indemnified Party (the "Claim Notice").

(b)	the Indemnifying Party shall have the sole right to defend, control and manage by appropriate proceedings with counsel of the Indemnifying Party's choice, or settle or otherwise resolve such claim.

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(c)
if the Indemnified Party desires to hire additional counsel of its choice, the Indemnified Party may do so at the Indemnified Party's sole cost and expense. Upon a determination of an Indemnifying Party's liability under this Section, that Indemnifying Party shall reimburse the Indemnified Party for all indemnifiable costs and expenses incurred by the Indemnified Party.

14.3
The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

14.4
Each Party represents and warrants that it is covered and will continue to be covered by a comprehensive general liability insurance program that covers all of such Party's activities and obligations hereunder, including adequate products liability coverage in accordance with industry standards.  Each Party shall provide the other with written notice at least 15 days prior to any cancellation or material change in such insurance program.

15.	Term, termination

15.1	Term

15.1.1	This Agreement shall commence on the Effective Date and shall continue for the duration of the Term.

15.1.2	Subject to the other provisions of this Agreement on termination, the Agreement shall continue to apply until the end of the Term even if the Development Program ends.

15.1.3
The Parties benefit only from the termination rights expressly set out under this Agreement, and waive any other right that they may have to judicially request termination of this Agreement (résolution judiciaire).

15.2	Termination for material breach

15.2.1
Each Party may terminate the Agreement if any other Party commits a material breach of any of its obligations under the Agreement, and fails to remedy such breach (if such breach is capable of remedy) within a period of 90 days after being notified in writing to do so, without prejudice to any other rights the terminating Party may have.

15.2.2
Each Party may terminate the Development Program if any other Party commits a material breach of any of its obligations under the Development Program, and fails to remedy such breach (if such breach is capable of remedy) within a period of 90 days after being notified in writing to do so, without prejudice to any other rights the terminating Party may have. In case of such termination of the Development Program, notwithstanding any other provisions of this Agreement:

(a)
the non-breaching Party shall be free to carry out development, use, manufacturing and Commercialization activities relating to the Product and Side Products, or grant a license to one or more Third Parties to carry out such activities, in the breaching Party's Assigned Territory and in the Joint Territory; and

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(b)
the non-breaching Party’s Net Sales relating to the sales of such Product and Side Products shall be subject to royalties calculated in accordance with the rates set out in sub-Sections Error! Reference source not found. to 9.1(a)(i) (the aggregate amount of such Net Sales being added up to any other Net Sales being taken into account to determine whether the royalty percentage thresholds set out in those sub-Sections are reached).

15.2.3
Each Party may terminate a license granted hereunder if any other Party commits a material breach in connection with such license, and fails to remedy such breach (if such breach is capable of remedy) within a period of 90 days after being notified in writing to do so, without prejudice to any other rights the terminating Party may have. In case of such termination, notwithstanding any other provisions of this Agreement:

(a)
the non-breaching Party shall be free to carry out development, use, manufacturing and Commercialization activities relating to the element which is the subject matter of the license (for example, Protea IP, LMS IP or the Patents), or grant a license to one or more Third Parties to carry out such activities, in the breaching Party's Assigned Territory and in the Joint Territory; and

(b)
the non-breaching Party’s Net Sales relating to the sales of Product and Side Products developed, used, manufactured and/or Commercialized using the above mentioned element, shall be subject to royalties calculated in accordance with the rates set out in sub-Sections Error! Reference source not found. to 9.1(a)(i) (the aggregate amount of such Net Sales being added up to any other Net Sales being taken into account to determine whether the royalty percentage thresholds set out in those sub-Sections are reached).

15.3	Termination for insolvency

Protea shall have the right, subject to mandatory public policy rules and at its option, to terminate this Agreement, the Development Program or a license granted hereunder, immediately by written notice to the other Party, in the event LMS institutes or becomes subject to any action or any legal procedure or any other step taken with a view to (i) it being subject to pre-insolvency relief or found insolvent or (ii) it benefiting from any other relief affecting creditors' rights, (iii) its winding-up, liquidation or dissolution, or (iv) any event or proceedings (by whatever name known) which has an effect equivalent or similar to the events listed in (i) to (iii). If Protea is subject to the above events or proceedings, LMS shall have the right to exercise the same termination right, the above provisions being applicable mutatis mutandis.

15.4	Termination decided by the Review Committee

The Review Committee may decide to terminate the Agreement if the Review Committee fails to agree on a decision relating to the conduct of the Development Program. However, such decision to terminate requires that all the members of the Review Committee vote in favor of such termination. Such termination decision may be made at any time during the Term.

15.5	Consequences of termination

15.5.1
Within 30 days following the termination of this Agreement, for whatever cause, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession, except as may be useful or desirable to continue to exercise the rights and fulfill its obligations.

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15.5.2	It is expressly agreed that any royalties accrued up to the date of any termination of this Agreement will be due and payable within 45 days, end of the month following such termination.

16.	Governing law and dispute resolution

16.1	Governing law

This Agreement shall be governed by the laws of France.

16.2	Dispute resolution

16.2.1
All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.

16.2.2	The place of arbitration shall be in Paris, France. The arbitration shall be conducted in English.

16.2.3
The Parties shall hold confidential the arbitration proceedings and the arbitral award, subject to any mandatory disclosures required by law, regulations and stock exchange rules. Notwithstanding the foregoing, each Party shall have the right to pursue an action in a court of competent jurisdiction to obtain any urgent decision to preserve the status quo during the resolution of any dispute under this provision.

17.	Miscellaneous

17.1	Assignment

No Party may assign this Agreement to any Third Party without the other Party’s prior written consent, which shall not be unreasonably withheld, except that each Party is entitled to assign its rights hereunder to actual or prospective investors or lenders, exclusively as a security for any financing project, provided such Party gives written notice of such assignment to the other Party. Subject to the preceding sentence, for the avoidance of doubt, no Party shall have the right to assign its rights (cession de créance) or delegate any of its obligations (délégation) relating to the development work during the Development Program without the other Party’s prior written consent, but each Party shall have the right to freely subcontract, under its own responsibility, development work during the Development Program.

17.2	Force majeure

17.2.1
No Party shall be liable for any failure to comply this Agreement so long as, and to the extent to which, such compliance is prevented due to a Force Majeure Event. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of a Force Majeure Event:

(a)	notify the other Party of the nature and extent of such Force Majeure Event; and

(b)	use all best efforts to remove any such causes and resume performance as soon as feasible.

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17.2.2
For the purposes of this Section, a "Force Majeure Event" means a force majeure event as defined under the law governing this Agreement as well as an event beyond the reasonable control of a Party including war, fire, storm, flood, drought, earthquake, explosion, accident, sabotage, riots, strikes, lockouts, equipment or machinery failure, raw material or equipment shortages, interruption of power or water supply, transportation embargoes or delays, or regulations or injunctions of central or local government branches or agencies thereof.

17.2.3
The time for performance in the event of a Force Majeure Event shall be extended for a period equal to the time lost by reason of such event provided, however, that the continuation of a Force Majeure Event shall not entitle any Party to terminate this Agreement. The continuation, for a 90-period, of a Force Majeure Event preventing a Party to perform its obligations under the Development Program entitles any Party to terminate the Development Program.

17.3	Waiver

The waiver from time to time by a Party of any right or failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such Party's rights or remedies provided under this Agreement.

17.4	Severability

In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.5	Independent Contractors

It is expressly agreed that Protea and LMS shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

17.6	Notices

17.6.1
Without prejudice to the specific means of notices provided elsewhere in the Agreement, any notice made under the Agreement must be in writing, in English, at the addresses set out below, and sent by recorded delivery with a request for notification of receipt, by fax, by express delivery (e.g., DHL, FedEx, UPS) or delivered by hand., addressed as follows:

(a)	If to Protea:	Proteabio Europe 290 chemin de Saint Dionisy- Jardin des Entreprises 30980 Langlade, France To the attention of the President

(b)	If to LMS:	Laboratoires Mayoly Spindler 6 avenue de l'Europe 78401 Chatou, France To the attention of the President With a copy to the Legal Department

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17.6.2	The notice shall be deemed to have been validly made:

(a)	with respect to a recorded delivery with a request for notification of receipt, on the date on which the notice is first presented to the recipient;

(b)	with respect to a delivery by hand or an express delivery, on the date of signature of the receipt;

(c)	with respect to a fax, on the date and at the time that the notification of receipt is sent by the recipient.

17.7	Entire Agreement

This Agreement sets forth all of the agreements between the Parties hereto with respect to the subject matter hereof. There are no agreements with respect to the subject matter hereof between the Parties other than as set forth herein. Except as expressly set forth in this Agreement, no subsequent modification to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. This Agreement supersedes and terminates all prior agreements between the Parties with respect to the subject matter.

17.8	Third Parties

The Parties acknowledge that provisions of the Agreement confer benefits on Affiliates of each Party (in particular as regards licences granted to Affiliates under this Agreement) who have declared that they wish to benefit from the Agreement (stipulation pour autrui) and that, consequently, neither Party shall be entitled to revoke such provisions.

17.9	Liability

17.9.1
Protea and LMS each represent themselves to be professionals of the same specialty and consider the terms limiting their respective liability under the Agreement to be reasonable and a fair allocation of risk bearing in mind the nature of the contract and royalties payable.

17.9.2
Each Party’s liability under this Agreement shall be limited to 200,000€. This limitation of liability does not apply to any liability incurred by LMS in connection with a breach of its representations and warranties under Sections 13.4 and 13.5.

In 2 originals,

PROTEABIO EUROPE SAS	LABORATOIRES MAYOLY SPINDLER SAS

By:/ s/ Daniel Dupret	By: /s/ Jean-Nicolas Vernin
Name: Daniel Dupret	Name: Jean-Nicolas Vernin
Title: President	Title: President
Date: 12 June 2014	Date: 12 June 2014

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Exhibit A

Assigned Territories
Region	Protea Assigned Territory	Joint Assigned Territories**	LMS Assigned Territory

North America	U.S.A. and Canada	None	Mexico
South America*	Entire Region excluding Brazil	Brazil	None
Europe	None	Italy, Portugal, Spain	Entire Region excluding Italy, Portugal, Spain
Asia	Entire Region excluding China and Japan	China and Japan	None
Rest of the world	Australia, New Zealand, Israel	None	Rest of the world, excluding Australia, New Zealand, Israel

* South America: includes Central America and Caribbean.

** Joint Assigned Territories: the terms and conditions governing marketing of the Product and Side Products will be set forth in a co-commercialization agreement between Protea and LMS, which shall notably:

(a)
provide a mechanism setting out a 50/50 sharing of the profit generated within the territory. For the avoidance of doubt, any license fees paid by a Party pursuant to any license agreed under Section 12.4 shall not be taken into account for the calculation of the shared profit;

(b)	be consistent with the terms of the Agreement; and

(c)
aim at appointing one or several entities (one of the Parties, their Affiliates or a Third Party) which are best qualified in terms of professional competence and most likely to secure the best return on investment for all the Parties.

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Exhibit B

Core Program

The Core Program is made of the following elements only:

i.	each Party's share in the Program Budget;

ii.	each Party's Overrun Share (as defined in Section 4.2.1);

iii.	LMS Reportable Overrun Share (as defined in Section 4.2.1);

iv.	the Field for which the Development Program is carried out, i.e. treatment of a patient population suffering from exocrine pancreatic insufficiency in chronic pancreatitis and/or cystic fibrosis.

Confidential

Exhibit C

Program Budget for the period 2009 – 2019

*****

Confidential

Exhibit D

Restricted entities

*****

Confidential

Exhibit E

Form of balance statement of Shared Costs

Note: figures set out in this form are only provided as hypothetical examples.

EXHIBIT E________________________________________________________________________

EXPENSE REPORT_________________________________________________________________

Project MS1819___________________________________________________________________

****

Confidential

Exhibit F

Deduction of development costs (example)
Ref. to art.9.4.1.

*****

Confidential

Exhibit G

Reciprocal License Agreement

LICENSE AND CROSS-LICENSES

Between:	(1)	INRA TRANSFERT, a French Société Anonyme with a capital of 1 829 388€, having its registered office at 10 rue Vivienne 75002 Paris, France, SIRET n°43 960 762 00022
		represented for the purposes of this Agreement by Mr. Philippe Lenee, in the capacity of Directeur Général,

hereinafter referred to as “INRA TRANSFERT”;

Acting for and on behalf of

CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIQUE,
A French Etablissement public à caractere scientifique et technologique (EPST)
Hereinafter referred to as “CNRS”
Having a registered office 3 rue Michel Ange 75794 Paris Cedex 16

And

INSTITUT NATIONAL DE LA RECHERCHE AGRONOMIQUE
A French Etablisement public à caractere scientifique et technologique
Hereinafter referred to as “INRA”
Having a registered office 147 rue de l’Université 75338 Paris Cedex 07

And:	(2)	LES LABORATOIRES MAYOLY SPINDLER SAS, a French Société par Actions Simplifiée, having a registered office 6 avenue de l’Europe BP 51 78401 Chatou Cedex, SIRET n°B709 807 408
		hereinafter referred to as “LMS” represented by : Mr. Jean-Gilles Vernin in his capacity of President

WHEREAS:

LMS has characterized and isolated a lipase gene of Candida ernobii, which was filed on 19 November 1996 in the collections of Institut Pasteur under the reference I-1785.

INRA has characterized and isolated a lipase gene of Yarrownia lipolytica, which was filed on 19 November 1996 in the collections of Institut Pasteur.

Pursuant to a research contract of 3 December 1997, INRA, in the Laboratory of “Microbiology and Molecular Genetic” represented by Jean-Marc Nicaud UMR 1238, and LMS engaged into a joint research on the overexpression of acid-resistant lipase genes in the yeast of Yarrownia lipolytica by a systrain of non homologous transformation. This 1 year contract was renewed until 1 March 1999 by amendment n°1 of 3 November 1989. By amendment n°2 of 3 March 1999, LMS was authorized to increase its financial contribution to the project.

Within their collaboration scheme, on 1 September 1998 INRA and CNRS filed a French patent application named “process of non homologous transformation of Yarrowia lipolytica”, which was registered under number FR9810900. In parallel, LMS filed on 28 April 2000 in its own name a patent application named “Cloning and expression of an extracellular acid resistant lipase of Yarrowia lipolytica”, which was registered under number WO2000FR0001148.

Pursuant to a research contract of 2 April 2003, LMS entrusted INRA with the task of obtaining a strain of Yarrowia lipolytica overexpressing the acid-resistant lipase lip2 of Candida Ernobii.

In accordance with article 8.2 of the above mentioned research contract, LMS has the full benefit of an exclusive right of industrial exploitation worldwide of the strain of Yarrowia lipolytica overexpressing the acid-resistant lipase lip2 in the fields of human therapeutics and cosmetology.

In parallel, the stipulations of article 8.3 give INRA the exclusive right to exploit the Yarrowia lipolytica strain overexpressing the acid-resistant lipase lip2 in the veterinary or agronomic fields, the cleaning or transformation processes of food products for humans and animals as well as any other application, which is not within the field defined in article 8.2.

By a joint ownership agreement of 17 August 1999, CNRS entrusted INRA with the management and development of the CNRS INRA patent.

INRA TRANSFERT, a wholly owned subsidiary of INRA, is in charge of the development of INRA patent portfolio and know-how, which includes the power to negotiate, sign and manage related licenses.

Since LMS wishes to promot lip2, the acid resistant lipase obtained from recombining strains of Yarrowia lipolytica, in the fields of human therapeutics, neutraceuticals and cosmetology and INRA wishes to license the Yarrowia lipolytica strain, which overexpresses the acid resistant lipase lip2 in the other fields defined in the preliminary article, the Parties have decided to define under this agreement their respective rights and obligations with regards to the exploitation of the INRA CNRS patent and of the LMS patent.

THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

PRELIMINARY ARTICLE – DEFINITIONS

For the enforcement and interpretation of this agreement, the following terms will have the following definitions:

➢
INRA CNRS PATENT: French patent application INRA CNRS filed on 1 September 1998 n°FR9810900 with the title: “process of non homologous transformation of Yarrowia lipolytica” and PCT extension filed on 1 September 1999 under n° PCT/FR99/02079 and designating Canada, USA and Europe, including Germany, Austria, Belgium, Cyprus, Denmark, Spain, Finland, France, Greece, Ireland, Italy, Luxembourg, Monaco, Holland, Portugal, the United Kingdom, Sweden and Switzerland. National procedures of the PCT were initiated in the USA (n°99/786,048), Canada (n°2,341,776) and in Europe (n°99.940.267.0).

➢
LMS PATENT: the international patent application filed by LMS on 28 April 2000 n°WO2000FR0001148, published under n°WO0183773 with the title “Cloning and expressing an extra cellulous acid resistant lipase of Yarrowia lipolytica” and designating Europe and Hong Kong. National procedures were initiated in Europe (n°EP1276874). The national procedure in Japan was ended.

➢	The INRA CNRS PATENT and the LMS PATENT are hereinafter designated as the PATENTS.

➢	INRA CNRS LMS TECHNOLOGY: the INRA CNRS PATENT and the LMS PATENT and their associated know-how for the production of acid resistant lipase lip2.

➢	The INRA CNRS LMS KNOW-HOW: the strains obtained from the collaboration with LMS and listed in Annex 1 of this agreement.

➢
CONTRACTUAL PRODUCTS: the lipase proteins produced with the INRA CNRS LMS TECHNOLOGY. An acid resistant lipase is defined as a sequence of amino acids and a set of mutant or protein sequences with a protein sequence homology, which is 90% higher than the acid resistant lipase lip2 described in the LMS PATENT.

➢
EXPLOITATION: the term exploitation of the INRA CNRS LMS TECHNOLOGY defines the all purpose use, directly or indirectly of the INRA CNRS LMS TECHNOLOGY, the products, processes, results and/or applications issued from the INRA CNRS LMS TECHNOLOGY, separately or in conjunction with other products, applications and/or processes, patented or non patented, including but not limited to:

-	marketing, import and/or export of products, applications, results issued from the INRA CNRS LMS TECHNOLOGY,

-	advertising, promotion and communication on any support and for any purpose in relation with the products or applications, results issued from the INRA CNRS LMS TECHNOLOGY,

-	manufacturing, directly or through a subcontractor of products issued from the INRA CNRS LMS TECHNOLOGY and the use of processes issued from INRA CNRS LMS TECHNOLOGY within a manufacturing process,

-	improving, enhancing, adapting the INRA CNRS LMS TECHNOLOGY,

-	research and/or development directly or indirectly involving INRA CNRS LIMS TECHNOLOGY.

➢	LMS FIELDS OF EXPLOITATION: the human therapeutical, nutraceutical and cosmetic fields.

➢
FIELDS OF EXPLOITATION OF INRA TRANSFERT: (a) the use of lipase in an enzymatic catalysis in any field, including the production of pharmaceutical products (b) the treatment of environment, food processes, cleaning processes and other fields to the exception of the human therapeutical, neutraceutical and cosmetic fields.

➢	SHARED FIELD OF EXPLOITATION: production of lipase in the veterinary field (production animals and pets)

➢	LABORATORY: Laboratory of microbiology and molecular genetic UMR 1238 INRA-CNRS-INAPG.

➢
MARKETING AUTHORIZATION: hereinafter designated as “MA” and defined as the authorization to market a product granted by each national authority in charge of the deliverance of authorizations allowing companies to market a pharmaceutical product or composition for human health.

ARTICLE 1 – INTENTIONS OF THE PARTIES

Both parties agree to develop as widely as possible the INRA CNRS LMS TECHNOLOGY and, for this purpose, to grant each other the necessary licenses and to share the fields of exploitation based on their knowledge of these fields.

This development shall be made through a direct exploitation by LMS or through licensees and/or sublicenses in the conditions defined hereafter.

In all cases, a fair return on investment must be provided to both parties in accordance with the terms herein defined.

LMS shall dedicate its best effort to develop and exploit as widely as possible the CONTRACTUAL PRODUCTS. INRA TRANSFERT shall introduce a similar clause in the licenses and sub-licenses granted to third parties.

TITLE I

LICENSE OF THE INRA CNRS PATENT

ARTICLE 2 – NATURE AND SCOPE OF THE AGREEMENT

2.1.           INRA TRANSFERT grants to LMS, who accepts it:

a) the right to exploit the INRA CNRS LMS TECHNOLOGY;

b) the authorization to use all the information and technical data related to the INRA CNRS PATENT, which will be disclosed by INRA.

INRA TRANSFERT gives not other warranty than the material existence of the INRA CNRS PATENT and no claim shall be brought by LMS against INRA TRANSFERT in the case of a third party claiming industrial property rights. INRA TRANSFERT declares that, to its knowledge, at the date of signature of this contract no third party rights affects the validity of the INRA CNRS PATENT.

The INRA CNRS PATENT shall remain the property of INRA and CNRS.

2.2.           The license shall be exclusive in all the LMS FIELDS OF EXPLOITATION and non- exclusive in the SHARED FIELD OF EXPLOITATION, for the duration of the INRA CRNS PATENT, for the manufacture and sale of THE CONTRACTUAL PRODUCTS in the geographical territory defined in article 2.3.

2.3.           The license is granted for the following territory: worldwide

In the countries where no patent application has been filed, LMS shall be authorized to exploit the CONTRACTUAL PRODUCTS under its sole responsibility towards third parties and without any warranty from INRA.

2.4.           The license is granted intuitu personae. It is personal and cannot be assigned or transferred, except in the following circumstances:

If LMS is subject to a merger, absorption, transformation or a transfer of activity to a third party, in which case this agreement shall not be transferred without INRA TRANSFERT prior written approval.

If INRA TRANSFERT does not answer within 1 month, the authorization shall be considered as granted.

Provided, however, that this provision (i.e. INRA TRANSFERT prior written consent) shall not apply to the operations concluded with a company, which is a subsidiary or an affiliate of LMS. A subsidiary or affiliate of LMS shall be defined as any company for which LMS controls directly or indirectly 50% of the capital or voting rights or any company or any company controlling directly or indirectly 50% of the capital or voting rights of LMS.

2.5.           No provision of this agreement can be interpreted as providing rights or obligations in other fields that the LMS FIELDS OF EXPLOITATION, as defined in the preliminary article.

ARTICLE 3 – TERMS OF THE LICENSE IN THE  SHARED FIELD OF EXPLOITATION

For the production of lipase in the veterinary field (production animals and pets), INRA TRANSFERT grants to LMS a license in the following conditions:

-
the development projects and/or research/development and/or exploitation by INRA and/or CNRS alone shall be proposed to LMS in priority. LMS shall announce its decision within 6 weeks. If LMS answer is positive, the Parties shall conclude a specific agreement defining their respective rights and obligations. The Parties shall endeavour to refer to the terms of this agreement. If LMS declines the proposal, the rights shall be granted to third parties by INRA TRANSFERT in accordance with Article 9.

-
the development projects and/or research/development and/or exploitation by INRA and/or CNRS partners shall be conducted by LMS, who shall have the right to grant the corresponding rights, including under the form of sublicenses of the INRA CNRS LMS TECHNOLOGY.

-
the development projects and/or research/development and/or exploitation projects originating from LMS shall be conducted by LMS, who will have the right to grant the corresponding rights, including by a sub-licence of INRA CNRS LMS TECHNOLOGY.

In any case, the rights shall be strictly limited to the SHARED FIELD OF EXPLOITATION, shall be non-exclusive unless otherwise agreed between the Parties and the Party who will grant the exploitation rights shall give to the other Party a fair financial compensation for all the sums received from the exploitation of the INRA CNRS LMS TECHNOLOGY.

ARTICLE 4 – SUBLICENSES

LMS shall grant sub-licenses to its subsidiaries and affiliates, subject to prior information given to INRA TRANSFERT. The terms “subsidiaries and affiliates” shall designate the companies in which LMS holds a power of decision, either by participation or management.

LMS shall be authorized to grant sub-licences to independent third parties, subject to INRA TRANFERT agreeing in writing to this third party being granted a license and to the terms of the license.

Failing a response within 1 month from the receipt of information by INRA TRANSFERT, the authorization shall be considered as granted. Any refusal shall be expressly motivated.

LMS shall include in the sub-licenses a provision allowing INRA TRANSFERT to verify the accounts of the sub-licensee.

For the CONTRACTUAL PRODUCTS sold by sub-licensees, LMS shall owe to INRA TRANSFERT:

-	if the sub-licensee is a subsidiary or an affiliate:

o	the same sums as provided under article 5

-	if the sub-licensee is an independent party:

o	30% of the sums of any nature received by LMS as a compensation for granting rights on the CONTRACTUAL PRODUCTS in accordance with this agreement (including fixed sums and royalties),

o
the same sums as those provided for under article 5 if the rights granted to the sub-licensee were limited either to the manufacture or to the sale or limited to a specific territory and/or a specific technical field.

ARTICLE 5 – FINANCIAL CONDITIONS

This agreement is entered at the following financial conditions.

5.1 Fixed amounts

As a compensation for this license, LMS shall pay to INRA TRANSFERT an annual fixed sum of 5000€ HT (five thousand euros tax excluded), from the date of signature until the marketing of the products.

In addition, when the products are sold for the first time in the USA or in a country, which is a member of the European Union, LMS shall pay to INRA TRANSFERT a fixed sum of 100 000€ HT (one hundred thousand euros tax excluded).

VAT shall be added to these sums.

A first payment of 5000€HT shall be made upon the signature of this license and on each anniversary date of the license. The payment of 100 000€ tax excluded shall be made within three months from the date of the first marketing of the products on the territories mentioned above.

All payments shall be made in accordance with the terms of payment specified in article 5.3.

Furthermore, the non-payment of these sums shall entitle INRA TRANSFERT to either transform the exclusive license of EXPLOITATION into a non-exclusive license of EXPLOITATION or to terminate the EXPLOITATION license in accordance with termination clauses.

5.2 Royalties

5.2.1 LMS shall pay to INRA TRANSFERT a royalty for each CONTRACTUAL PRODUCT, which is subject to a commercial transaction or a purchasing order before the expiry of this contract, in any of the territories protected by the INRA CNRS PATENT as defined in the preliminary article.

This royalty shall be equal to 1% of the sale price of the CONTRACTUAL PRODUCTS invoiced and paid, ex-works, tax excluded.

5.2.2

LMS shall pay to INRA TRANSFERT a royalty for each CONTRACTUAL PRODUCT, which is subject to a commercial transaction or a purchasing order before the expiry of this contract, in any of the territories protected by the INRA CNRS PATENT as defined in the preliminary article, in consideration of the know-how.

This royalty shall be of 0,25% of the sales price of the CONTRACTUAL PRODUCTS invoiced and paid ex-works, tax excluded.

5.3 Guaranteed minimum

In consideration of LMS exclusive license, INRA TRANSFERT shall have the right to ask for an annual minimum royalty, as indicated in article 5.2.1

This minimum shall be determined, by mutual agreement between the Parties, by an amendment within the three last months of the second year of marketing of the CONTRACTUAL PRODUCTS.

Failing an agreement on this minimum, the Parties shall nominate a third party as an expert acting in their common interest. This expert shall be chosen by mutual agreement or, in case of disagreement, by the President of the Tribunal de Grande Instance de Paris, at the request of the first Party to act. This expert shall have two months from his designation to render his decision.

Besides, in case of non-payment of the minimum guaranteed within the contractual time limit INRA TRASFERT shall have the right to either change the exclusive license of EPLOITATION into a non-exclusive license or to terminate the EXPLOITATION agreement pursuant to the contractual termination clause in the territories where LMS has defaulted.

5.4 Balancing payment in discharge

LMS shall have the right, at any time during this contract, to pay INRA TRANSFERT a balancing payment in discharge of all obligations of 700 000 HT (seven hundred thousand euros tax excluded).

From the date of this balancing payment, the provisions of articles 5.1, 5.2 and 5.3 will no longer be applicable and no other sum shall be owed pursuant to these provisions. The payments made to INRA TRANSFERT at the date of the balancing payment shall be owned by INRA TRANSFERT.

Other terms and conditions of this contract shall remain in force to the exception of articles 22.2 and 19.2 and LMS shall defend its own interests from the date of payment of the balancing payment provided under this article 5.4.

ARTICLE 6 – ACCOUNTING

6.1           LMS shall keep a separate accounting containing all the elements, which are necessary for assessing the value of business transactions made under this agreement.

6.2           This separate accounting, a well as the related elements of general accounting and analytical accounting will be kept at all times at the disposal of INRA TRANSFERT or of one of its designated representative until the expiry of this agreement, with a one (1) year extension.

6.3           This separate accounting shall be drawn up every year on 31 December and LMS shall send to INRA TRANSFERT on 31 January of the following year a detail record of the sales of CONTRACTUAL PRODUCTS in each country. This record shall be confidential and shall be kept secret in accordance with the provisions of article 15 above. The accounting shall contain the annual turnover under tax deduction allowing the calculation of total royalty owed to INRA TRANSFERT.

Upon receipt of the sales record, INRA TRANSFERT shall send the corresponding invoice for the amount of royalty owed.

The sums owed by LMS shall be paid to INRA TRANSFERT within thirty (30) days from the end of the month following the invoicing to the following bank account:

Bank account references

Expenses incurred as a result of a delayed or late payment will be charged to LMS with an interest rate of 1% for each calendar month of late payment.

This provision shall apply subject to the right of INRA TRANSFERT to terminate the exploitation agreement pursuant to the termination clauses.

6.4 In the absence of sales, LMS shall nevertheless send to INRA TRANSFERT within the time limit mentioned above, a record certifying the absence of sales during the relevant year.

ARTICLE 7 - PATENT

INRA and CNRS shall pay for the filing and maintenance costs related to the INRA CNRS PATENT.

TITLE II

LICENSE OF THE LMS PATENT

ARTICLE 8 – NATURE AND SCOPE OF THE AGREEMENT

8.1           LMS grants to INRA TRANSFERT, who accepts it:

a) a commercial license for exploiting the INRA CNRS LMS TECHNOLOGY outside LMS EXPLOITATION FIELDS;

b) the authorization to use all information and technical data related to the LMS PATENT, which will be disclosed by LMS.

This right is granted under the sole guarantee of the material existence of the LMS PATENT and without any right for INRA TRANSFERT to call for LMS guarantee if a third parties invokes its industrial property rights.

The LMS PATENT shall remain LMS property.

8.2           This right is granted on a non-exclusive basis in the INRA TRANSFERT FIELDS OF EXPLOITATION and in the SHARED FIELD OF EXPLOITAITON for the duration of the LMS PATENT for the manufacturing and sale of the CONTRACTUAL PRODUCTS in the geographical fields defined in article 8.3 below.

8.3           This right is granted to INRA TRANSFERT for the following territories: worldwide.

In the countries were no patent has been filed, INRA TRANSFERT shall have the right to exploit or have a third party exploit the CONTRACTUAL PRODUCTS under its sole liability towards third parties without any right to call for LMS guarantee.

8.4           This license is concluded intuitu personae. It is personal and cannot be transferred or assigned, except as provided hereafter.

In case of a merger, absorption, transformation of INRA TRANSFERT or a transfer of activity to another company, this agreement shall not be assigned without LMS prior authorization in writing.

Failing a response form LMS within one month, the authorization shall be considered as granted.

8.5           No provision of this agreement can be interpreted as implying rights or obligations outside the INRA TRANSFERT EXPLOTIATION FIELDS or the SHARED FIELDS OF EXPLOITATION, as defined above in the preliminary article.

ARTICLE 9 – CONDITIONS OF THE LICENSE IN THE SHARED FIELD OF EXPLOITATION

For the production of lipase in the veterinary field (production animals and pets), LMS shall grant to INRA TRANSFERTS a license with the right to sub-license as follows:

-	for the projects of development and/or research/development by INRA and/or CNRS alone, in which LMS does not want to participate in accordance with article 3.

-	for the projects of development and/or research/development by the partners of INRA and/or CNRS.

In both cases, INRA TRANSFERT shall have the right to grant to third parties EXPLOITATION rights, which shall be strictly limited to the SHARED EXPLOITATION FIELD and shall not be exclusive without a new agreement between the Parties allowing LMS to receive a fair financial compensation as defined in article 11.

ARTICLE 10 – SUB-LICENSES

10.1           It is specified between the Parties that the conclusion of sublicenses shall not be useful or necessary when LMS supplies the sub-licensee with CONTRACTUAL PRODUCTS. The monitoring committee mentioned in article 16 shall assess whether a sub-license is necessary.

10.2           In all other cases, INRA TRANSFERT shall grant sub-licenses to independent third parties, provided that LMS gives its prior written consent to the designated sub-licensee and to the terms of the sublicense agreement.

Failing an answer within one month from the receipt of information by LMS, the authorization shall be considered as granted.

Any refusal shall be motivated.

INRA TRANSFERT shall include in such sub-license a clause allowing LMS to verify the separating accounting drawn up by the sub-licensee under its contract.

ARTICLE 11 – FINANCIAL CONDITIONS

As a compensation for the EXPLOITATION by its sub-licensees, INRA TRANSFERT shall pay to LMS 20% of all sums received by INRA TRANSFERT for granting the rights provided under this agreement (including flat sums and royalties).

ARTICLE 12 – ACCOUNTING

12.1           INRA TRANSFERT shall keep a separate accounting containing all the elements, which are necessary for assessing the value of business transactions made under this agreement.

12.2 This separate accounting, a well as the related elements of general accounting and analytical accounting will be kept at all times at the disposal of LMS or of one of its designated representative until the expiry of this agreement, with a one (1) year extension.

12.3 This separate accounting shall be drawn up every year on 31 December and INRA TRANSFERT shall send to LMS on 31 January of the following year a detail record of the sales of CONTRACTUAL PRODUCTS in each country. This record shall be confidential and shall be kept secret in accordance with the provisions of article 15 above. The accounting shall contain the annual turnover under tax deduction allowing the calculation of total royalty owed to LMS.

LMS shall, upon receipt of the sales record send the corresponding invoice for the amount of royalty owed.

The sums owed by INRA TRANSFERT shall be paid to LMS within thirty (30) days from the end of the month following the invoicing to the following bank account:

Bank account references

Expenses incurred as a result of a delayed or late payment will be charged to INRA TRANSFERT with an interest rate of 1% for each calendar month of late payment.

This provision shall apply subject to the right of LMS to terminate the exploitation agreement pursuant to termination clauses.

12.4 In the absence of sales, INRA TRANSFERT shall nonetheless send to LMS within the time limit mentioned above, a record certifying the absence of sales during the relevant year.

ARTICLE 13 – PATENT

LMS shall pay for the filing and maintenance costs related to the LMS PATENT.

TITLE III

GENERAL PROVISIONS

ARTICLE 14 – JOINT AND MUTUAL UNDERTAKINGS

The Parties agree that TITLES I and II above shall be considered as joint.

As a consequence, the two licenses granted cannot be implemented separately by one Party except if the LMS PATENT lasts for longer that the INRA CNRS PATENT, in which case the rights granted by INRA TRANSFERT to third parties shall last for the duration of the LMS patent.

ARTICLE 15 – SECRET

The Parties shall keep secret all the information related to this Agreement and which are not in the public domain or belong to the other party, except the information contained in the PATENTS, which can be published by INRA, CNRS in scientific press. LMS, INRA TRANSFERT, INRA and CNRS shall only communicate the secret information to third parties, in whole or in part, with the prior written consent of the two other Parties.

This obligation includes information related to LMS or INRA TRANSFERT sub-licences, their identity, their field of activity and the nature of the contract concluded with LMS or INRA TRANSFERT.

This obligation shall remain in effect even after the expiry of the agreement and for as long as this information shall not be in the public domain.

LMS and INRA TRANSFERT shall include this clause in their respective sublicense agreements.

ARTICLE 16 – MONITORING COMMITTEE

Within the frame of this exploitation agreement, a monitoring committee shall be set up with:

-	2 representatives of INRA and/or INRA TRANSFERT

-	2 representatives of LMS.

The purpose of this committee shall be to:

-	monitor the implementation of the exploitation agreement;

-	facilitate the exchange of information between the Parties, including the improvements obtained;

-	inform about the status of the procedures concerning the INRA CNRS PATENT and the LMS PATENT (issue, opposition, withdrawal);

-	conduct a scientific, technical and economical watch in the fields of INRA CNRS LMS TECHNOLOGY;

-	determine whether the conclusion of a sublicense contract is necessary (article 10.1)

-	identify cases of infringement and inform the Parties;

-	suggest to the executive officers of the Parties adaptations of the contracts, which the committee considers as necessary.

The Monitoring Committee shall meet regularly and at least once a year and in any case at the request of the first Party to act. Minutes of these meetings shall be circulated to the Parties. The committee can also meet by exchange of emails sent to all its members, by telephone conference or any electronic means.

ARTICLE 17 – IMPROVEMENTS

17.1           If the improvements result from the existing or future research contracts between INRA and LMS, these improvements shall be ruled by these research contracts.

17.2           In all other cases, the improvements shall be considered as innovations or ameliorations of the INRA CNRS LMS TECHNOLOGY, patentable or not, dependant, as defined by law, and shall be ruled by the following provisions:

17.2.1                      INRA CNRS and LMS shall communicate to each other these improvements within sixty (60) days.

The improvements to the PATENTS made by INRA, CNRS or LMS shall have no incidence on the validity of this agreement, even if they are subject to further patent applications. Nevertheless, depending on the importance of these improvements, the Parties may negotiate an amendment with the financial conditions of a license of the improvement patent, provided that, save for such license, the amendment shall not modify the main conditions of the contract.

The owner of the improvement patent shall be authorized to use it with the INRA CNRS patent or the LMS patent, notwithstanding the other Party’s opposition, as long as the Party abides by all terms and obligations of the contract.

17.2.2 INRA CNRS and LMS shall be free to file or not the patent applications on the improvements that they have made to the INRA CNRS PATENT as far as INRA is concerned and to the LMS PATENT as far as LMS is concerned. For those improvements made by INRA and/or CNRS, the applications shall be filed in the name and at the expenses of INRA and/or CNRS, and for those made by LMS, in the name and at the expenses of LMS.

Each Party shall inform the other Party within thirty (30) days following the date of filing of the patent application related to such improvements.

ARTICLE 18 – NULLITY

18.1           If the INRA CNRS PATENT is annulled by a final court decision or if the INRA CNRS PATENT is not delivered, LMS shall not have the right to claim from INRA TRANSFERT or INRA or CNRS an indemnity, a reimbursement or a reduction of the sums owed at the date of such final decision declaring the patent application null or rejecting the patent application.

18.2           If the LMS PATENT is annulled by a final court decision or if the LMS PATENT is not delivered, INRA TRANFERT shall not have he right to claim from LMS an indemnity, a reimbursement or a reduction of the sums owed at the date of such final decision declaring the patent application null or rejecting the patent application.

18.3           The annulment of an improvement patent shall have no consequence on the provisions of this agreement.

ARTICLE 19 – INFRINGEMENT

19.1           Infringement by a third party

19.1.1                      INRA and/or INRA TRANSFERT and LMS shall inform each other reciprocally promptly in case of an infringement by a third Party, which comes to their knowledge.

19.1.2 If, after verification, the suspected infringement is confirmed, INRA or LMS, depending on the patent concerned, shall inform the infringer and shall try to end the infringement by any means available. Nevertheless, if the infringement persists, INRA, INRA TRANSFERT and LMS shall meet in order to determine if they wish to initiate proceedings or participate to the resolution of the dispute. It is agreed that in certain cases only one of the Parties shall conduct such actions (patent owner or exclusive licensee). They will determine first the portion of costs, which shall be borne by each party. The indemnities, which the Courts may award shall be shared between the Parties in proportion to their participation in the costs.

Failing such agreement, the other Party shall continue all one if the Law so authorizes. This Party shall do it in its name, at its costs and risks and shall receive the entire indemnity awarded to it by Courts.

If LMS or INRA/INRA TRANSFERT supports the other Party in an infringement claim and incurs procedural expenses (lawyer’s fees…), these fees can be deducted from sums owed.

19.2 Infringement against the licensee

If an infringement claim is filed against LMS or one of INRA TRANSFERT licensees in relation with the manufacturing and sale of the CONTRACTUAL PRODUCTS, the Party who owns the patent involved shall bring to the other party its technical and legal assistance to prepare its defence, subject tot article 5.4.

From the date of the commencement of the proceedings, the defending Party shall be authorized to put all sum owed on a frozen account, which interests shall be shared equally between the two Parties. These sums shall be taken out at the final resolution of the litigation and shall be paid to the beneficiary if the third party claim in infringement is dismissed.

If the third party is awarded damages for infringement, the defending Party shall not claim from the other Party any indemnity or reimbursement of the sums paid  or reduction of the sums owed at the time of the final court decision.

19.3 The Parties shall provide each other as soon as possible all the documents, powers of attorney and signatures, which may be useful for the proceedings described above.

ARTICLE 20 - DURATION

This agreement shall commence on the date of its signature and shall remain in effect for the duration of validity of the PATENTS in each country for which a license was granted.

ARTICLE 21 - GUARANTY - RESPONSIBILITY

This agreement shall not be interpreted as implying any responsibility of INRA TRANSFER or INRA, including but not limited to the quality or reliability of the CONTRACTUAL PRODUCTS exploited by LMS, all such responsibility lying with LMS as the manufacturer.

LMS and its sub-licensees shall indemnify INRA, INRA TRANSFERT and the members of their staff against any claim, which could be filed against them in relation with corporal and material damages as a result of the holding or use and marketing of the CONTRACTUAL PRODUCTS by LMS, its subsidiaries or sub-licensees.

LMS, its affiliates and sub-licensees waive any right to initiate a proceeding against INRA and/or INRA TRANSFERT in case of a claim, demand, pursuit, action initiated against LMS or its subsidiaries or sub-licensee by a third party. LMS shall procure that LMS, its subsidiaries and sub-licensees are covered by an insurance policy covering their liability in relation with this exclusive license agreement.

INRA TRANSFERT shall procure that the licenses and/or sublicenses of the LMS PATENT granted to third parties contain a provision whereby LMS shall not be responsible for its patent (except if LMS supplies CONTRACTUAL PRODUCTS, in which case LMS shall bear the liability of a supplier).

ARTICLE 22 – TERMINATION

22.1           Each Party may terminate this agreement if the other Party does not perform one or several of the obligations provided in the various contractual provisions. This termination shall be effective only three months from the date of dispatch of a notice by the suffering Party, made by registered letter with acknowledgment of receipt and indicating the reasons of its complaint, unless the defaulting Party has in between times performed its obligation or brought the proof of a legitimate cause due to a case of force majeure. The right to terminate the contract shall not prevent the defaulting party to perform its obligations until the effective date of the termination and without prejudice to damages suffered by the suffering Party as a result of the early termination of the exploitation agreement.

22.2 In LMS FIELDS OF EXPLOITATION, INRA TRANSFERT can transform the exclusive license into a non-exclusive license for each territory (to the exception of USA and Europe) if LMS has not performed continuous sales for a period of two (2) consecutive years from the date of the AMM (on the relevant territory) and has not allowed the EXPLOITATION of the CONTRACTUAL PRODUCTS, provided that LMS is responsible for this non performance.

ARTICLE 23 – PROVISIONS FOR THE TERM OF THE EXPOITATION AGREEMENT

If this agreement is terminated because of the non performance of LMS obligations, LMS shall not use or allow the use of the INRA CNRS PATENT directly or indirectly and for as long as this INRA CNRS PATENT shall not be in the public domain.

At the date of termination of the exploitation agreement, LMS shall give back to INRA all the documentation and various materials that it will have received from INRA or the LABORATORY and shall not keep any copy of the same.

INRA TRANSFERT shall have the right to verify or have a third party verify in LMS premises that LMS complies with this obligation.

INRA TRANSFERT shall have all licenses and sublicenses of the LMS PATENT undertake the same obligation.

ARTICLE 24 – LITIGATIONS - DISPUTES

24.1 The Parties shall endeavour to resolve amicably all disputes which may arise between them concerning the interpretation or the enforcement of the provisions of this agreement.

24.2 In case of a persistent disagreement, the Parties shall submit the disputes to the courts having jurisdiction.

ARTICLE 25 – REGISTRATION

All powers are hereby given to the bearer of a copy of this agreement to obtain its registration with the tax authorities and the national patent registers in the countries concerned by this exploitation agreement.

In Paris, on 2 February 2006

In two original copies

For LMS	INRA TRANSFERT
Jean-Gilles VERNIN	Philippe Lénée
President	Directeur Général

Description	Name	Results	Classification
Initial clones
Strains MS4	JMY329	15 copies, instable flask and fermenter	DTS
Subclones
Strain MS6-1	JMY1193	7 copies, stable in flask and MCB, instable fermenter (50%)	DTS
Strain MS6-2	JMY1194	5 copies, stable in flask	DTS
Strain MS4-15	JMY1200	7 copies, stable 95%flask, MCB, fermenter (strain used for MCB PX1 and the production of the pre-clinical batch of 100g)	License
Sub-sub-clones
Strain MS4-15-4	JMY1295	5 copies, production similar to MS4-15, stability study in the suggested fermenter	DTS/license
Strain MS4-15-37	JMY1296	5 copies, production similar to MS4-15	DTS/license
Strain MS4-15-44	JMY1297	6 copies, production similar to MS4-15	DTS/License